EXHIBIT 10.2

                             TAX SHARING AGREEMENT

                                by and between


                               Fluor Corporation
                            a Delaware corporation
                             incorporated in 1978

                                      and

                               Fluor Corporation
                            a Delaware corporation
                             incorporated in 2000



                               NOVEMBER 30, 2000
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                             TAX SHARING AGREEMENT

     This TAX SHARING AGREEMENT ("Agreement") is entered into as of November 30, 2000, by and between Fluor Corporation, a Delaware corporation incorporated in 1978, which shall be renamed "Massey Energy Company" in connection with the transactions contemplated herein (together with its successors and permitted assigns, "Parent"), Fluor Corporation, a Delaware corporation incorporated in 2000 (together with its successors and permitted assigns, "New Fluor"), and A.T. Massey Coal Company, Inc., a Virginia corporation ("A.T. Massey").

                                  WITNESSETH

     WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations which has elected to file consolidated Federal Income Tax Returns;

     WHEREAS, Parent and New Fluor have entered into a Distribution Agreement setting forth the corporate transactions pursuant to which Parent will distribute all of the outstanding shares of common stock of New Fluor to Parent shareholders in a transaction intended to qualify as a tax-free distribution under section 355 of the Code (as defined below);

     WHEREAS, as a result of the Transactions (as defined below), members of the New Fluor Group and members of the Massey Group will become members of the same affiliated group and will be members of the same affiliated group for a portion of Parent's taxable year that includes the Distribution Date;

     WHEREAS, as a result of the Distribution, New Fluor and its subsidiaries will cease, effective as of the day after the Distribution Date, to be members of the affiliated group of which Parent is the common parent; and

     WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Transactions, and to provide for and agree upon other matters relating to Taxes.

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     Section 1.  Definition of Terms.

          (a) General. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

     "Accounting Cutoff Date" means, with respect to any entity, any date as of the end of which there is a closing of the financial accounting records for such entity.

     "Accounting Firm" shall have the meaning provided in Section 15.

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     "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (ii) any claim for refund or credit of Taxes previously paid, including any Carryback Adjustment Request (as defined in Section 5.04(a) hereof), any Carryover Adjustment Request (as defined in Section 5.04(b) hereof), and any Audit Adjustment Request (as defined in Section 5.04(c) hereof).

     "Affiliate" means any entity (and its predecessors) that, directly or indirectly, is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term "Affiliate" shall refer to Affiliates of a person as determined immediately after the Distribution.

     "Agreement" shall mean this Tax Sharing Agreement.

     "Audit Adjustment" means any change to a Tax Item or the Tax liability as previously reported or reflected on a Tax Return that is required or otherwise results from or is attributable to an audit, examination or other review of such Tax Return by a Tax Authority, whether such audit, examination or other review is initiated by a Tax Authority or a member of a Group.

     "Base Rate" means one-month LIBOR, as in effect from time to time and quoted in the Wall Street Journal, Eastern Edition (or, if the Wall Street Journal ceases to be published or ceases to publish one-month LIBOR, such other reliable source as the parties shall mutually select), compounded quarterly on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

     "Carryback" means any net operating loss, net capital loss, foreign Tax, excess Tax credit, or other Tax Item which may or must be carried back from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

     "Carryover" means any net operating loss, net capital loss, foreign Tax, excess Tax credit or other Tax Item which may or must be carried forward from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor Law.

     "Companies" means Parent and New Fluor, collectively, and "Company" means any one of Parent and New Fluor.

     "Consolidated or Combined Tax" means any Tax which applies on a basis whereby one or more members of both Groups are consolidated or combined into a single group (including through a unitary Tax Return), other than a consolidation or combination in which the members of one Group are subject to the Tax only because members of the other Group are so subject.

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     "Consolidated or Combined Tax Return" means any Tax Return which relates to a Consolidated or Combined Tax.

     "Consolidated Tax Liability" means, (i) with respect to any consolidated Federal Income Tax Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(b), including any applicable alternative minimum tax, interest, penalties, additions to tax and additional amounts as provided under the Code, and (ii) with respect to any Consolidated or Combined Tax Return other than a Tax Return described in the foregoing clause (i), the consolidated or combined Tax liability of the group, including any applicable interest, penalties, additions to tax and additional amounts, as determined under applicable Tax Laws.

     "Distribution" means the distribution to Parent shareholders on the Distribution Date of all of the outstanding stock of New Fluor owned by Parent.

     "Distribution Agreement" means the agreement, dated as of the date hereof, as amended from time to time, setting forth the corporate transactions required to effect the distribution to Parent shareholders of New Fluor Common Shares, and to which this Tax Sharing Agreement is attached as an exhibit.

     "Distribution Date" means the "Distribution Date" as that term is defined in the Distribution Agreement.

     "Federal Income Tax" means any Income Tax imposed on corporations under the Code.

     "Foreign Income Tax" means any Income Tax imposed on corporations by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

     "Group" means the Parent Group, the Massey Group or the New Fluor Group, as the context requires.

     "Income Tax" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains Tax, minimum Tax and any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases, if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in the foregoing clause
(i), in each case inclusive of any interest, penalties, additions to tax or additional amounts in respect of or related to the foregoing.

     "Joint Adjustment" means any adjustment proposed by a Tax Authority or any claim for refund asserted in a Tax Contest which is neither a New Fluor Adjustment nor a Parent Adjustment.

     "Law" means any Federal, State, local or other law or governmental requirement of any kind and the rules, regulations and orders (administrative or judicial) promulgated thereunder.

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     "Massey Group" means A.T. Massey and its direct and indirect subsidiaries which would be included in its affiliated group pursuant to Code Section 1504 if A.T. Massey were the parent of such group, provided, however, for purposes of this Agreement said Code Section 1504 shall be applied by (i) substituting "50 percent" for "80 percent" at each place where the words "80 percent" appear in Code Section 1504(a)(2), and (ii) treating as an "includible corporation" any corporation which otherwise would not constitute an includible corporation pursuant to Code Section 1504(b).

     "New Fluor Adjustment" means any adjustment to a Tax Item or Tax liability proposed by a Tax Authority or any claim for refund asserted in a Tax Contest to the extent New Fluor would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

     "New Fluor Group" means (i) for periods up to and including the Distribution Date, Parent and its direct and indirect subsidiaries which are included in its affiliated group pursuant to Code Section 1504, but excluding members of the Massey Group and (ii) for periods after the Distribution Date, New Fluor and its direct and indirect subsidiaries which are included in its affiliated group pursuant to section 1504 of the Code, provided, however, for purposes of this Agreement said Code Section 1504 shall be applied by (i) substituting "50 percent" for "80 percent" at each place where the words "80 percent" appear in Code Section 1504(a)(2), and (ii) treating as an "includible corporation" any corporation which otherwise would not constitute an includible corporation pursuant to Code Section 1504(b).

     "Other Company" means, with respect to a Tax Return, the Company which is not the Responsible Company with respect to that Tax Return.

     "Parent Adjustment" means any adjustment to a Tax Item or Tax liability proposed by a Tax Authority or any claim for refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

     "Parent Group" means (a) for periods up to and including the Distribution Date, the Massey Group and (b) for periods after the Distribution Date, Parent and the Massey Group.

     "Payment Date" means (i) with respect to any consolidated Federal Income Tax Return which includes members of both the Parent Group and the New Fluor Group, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Consolidated or Combined Tax Return, the corresponding dates determined under the applicable Tax Law.

     "Responsible Company" means, with respect to any Tax Return, the Company which is responsible for preparing and filing the Tax Return under this Agreement.

     "Restructuring Tax" means any Tax imposed on or with respect to any income or gain recognized as a result of any one or more of the Transactions.

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     "Ruling" means the private letter ruling issued by the Internal Revenue
Service in response to the Ruling Request, including any amendments or supplements to such private letter ruling.

     "Ruling Request" means the letter filed by Parent with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

     "Section" means Sections of this Agreement, except where otherwise indicated.

     "Separate Company Tax" means any Tax applicable only to a member or members of a single Group.

     "Separate Company Tax Return" means any Tax Return which relates to a Separate Company Tax.

     "State Income Tax" means any Income Tax imposed on corporations by any State of the United States or by any political subdivision of any such State.

     "Straddle Period" means any Tax Period which includes one or more members of the New Fluor Group or the Parent Group for the entire Tax Period and which includes one or more members of the other Group for only a portion of such Tax Period.

     "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of or related to the foregoing.

     "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated Tax payments), including, without limitation, any reduction in a Tax liability attributable to deductions resulting from expenses, depreciation, amortization or other sources.

     "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before, or including, the Distribution Date and any Straddle Period.

     "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

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     "Tax Law" means the Law of any governmental entity or political subdivision thereof relating to any Tax.

     "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

     "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

     "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

     "Transactions" means the Distribution and any of the preliminary transactions which members of the New Fluor Group or the Massey Group implement or participate in so as to prepare for or otherwise facilitate the Distribution.

     "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

     "With/Without Allocation Method" means, with respect to any Consolidated or Combined Tax, the methodology for allocating the liability for such Tax among and between the Parent Group and the New Fluor Group in accordance with the principles and provisions of Section 2.01 or Section 2.02, whichever may be applicable.

          (b)  Other Definitional Provisions.

               (i) Any term not defined above shall have the meaning ascribed thereto in the text of this Agreement where such term is first used.

               (ii) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

               (iii) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

               (iv) The words "includes" and "including" shall be construed as though followed by "without limitation" or words of similar import, unless the context clearly requires otherwise.

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     Section 2.  Allocation of Tax Liabilities.

     2.01 Allocation of United States Federal Income Tax.  Except as provided in
Section 2.04 and subject to Section 3:

          (a) Separate Tax Periods. Insofar as the New Fluor Group and/or the Parent Group file Federal Income Tax Returns for any Tax Periods which do not include any member of the other Group, the filing Group shall be liable for (and shall indemnify and hold the other Group harmless from) any Federal Income Tax that is attributable to such Tax Periods.

          (b) Combined Taxable Years. If one or more members of the New Fluor Group and one or more members of the Parent Group are included in the same consolidated Federal Income Tax Return:

               (i) Allocation of Tax. For any relevant taxable year beginning after October 31, 2000, (1) the Consolidated Tax Liability for the entire taxable year shall be computed by excluding the New Fluor Group (the "Federal Without Amount") and (2) the Consolidated Tax Liability for the entire taxable year shall be computed by including the New Fluor Group (but only for the portion of such taxable year during which the New Fluor Group is included in the consolidated Federal Income Tax Return) but without taking into account losses or other deductions or credits of the Parent Group not used in calculating the Federal Without Amount and losses or other deductions or credits of the New Fluor Group not used in the consolidated Federal Income Tax Return, whether any such losses, deductions or credits of the Parent Group or the New Fluor Group arise in such taxable year or are carried forward or back from another taxable year (the "Federal With Amount"). The Parent Group shall be allocated and liable for the Federal Without Amount. The New Fluor Group shall be allocated and liable for the excess, if any, of the Federal With Amount over the Federal Without Amount. If the Federal With Amount exceeds the Federal Without Amount, New Fluor shall pay the excess amount to Parent in accordance with the applicable provisions of Section 5. If the Federal With Amount is less than the Federal Without Amount, Parent shall pay the amount of the difference to New Fluor in accordance with the applicable provisions of Section 5. The allocation of Tax liabilities under this Section 2.01(b)(i) is the "Federal Allocation Method".

               (ii) Allocation of Consolidated Federal Tax Adjustments. If there is any Audit Adjustment to any Tax Item for any relevant Tax Period beginning after October 31, 2000, the Federal With Amount and the Federal Without Amount shall be recalculated, in accordance with the principles of
Section 2.01(b)(i), to reflect such Audit Adjustment. New Fluor shall be allocated and liable for, and shall pay to Parent in accordance with the provisions of Section 5, the amount described in whichever one (but not more than one) of the following three clauses is applicable: (1) the amount by which the excess of the Federal With Amount over the Federal Without Amount as recalculated is greater than such excess as previously (and most recently) calculated under this Section 2.01(b), (2) the amount by which the excess of the Federal Without Amount over the Federal With Amount as recalculated is less than such excess as previously (and most recently) calculated, or (3) the sum of the excess of the Federal With Amount over the Federal Without Amount as recalculated plus the excess of the Federal Without Amount over the Federal With Amount as previously (and most recently) calculated. Parent shall be allocated and liable for, and shall pay to New Fluor in accordance with the provisions of

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Section 5, the amount described in whichever one (but not more than one) of the following three clauses is applicable: (1) the amount by which the excess of the Federal With Amount over the Federal Without Amount as recalculated is less than such excess as previously (and most recently) calculated under this Section 2.01(b), (2) the amount by which the excess of the Federal Without Amount over the Federal With Amount as recalculated is greater than such excess as previously (and most recently) calculated, or (3) the sum of the excess of the Federal Without Amount over the Federal With Amount as recalculated plus the excess of the Federal With Amount over the Federal Without Amount as previously (and most recently) calculated. The parties agree and understand that their respective obligations to make payments hereunder resulting from Audit Adjustments shall apply in circumstances wherein there is no additional net Tax liability payable to a Tax Authority attributable to the adjustment of one or more Tax Items on the applicable Tax Return but the adjustments result in changes to the Federal With Amount and/or Federal Without Amount as recalculated to reflect all such Audit Adjustments.

               (iii) Compensation for Loss of Tax Credits. This paragraph applies if, as a result of including members of the Parent Group and members of the New Fluor Group in a consolidated Federal Income Tax Return for a Tax Period (such Tax Period, an "Applicable Tax Period," and such return, an "Applicable Consolidated Return"), (A) the minimum tax credits or other Federal Income Tax credits generated by the Parent Group and available as a carryover to a subsequent Tax Period are less than such carryover credits would be if such members of the New Fluor Group had not been included in such Applicable Consolidated Return (the excess of (1) the amount of credits that would have been generated and available as a carryover if the New Fluor Group had not been included in the Applicable Consolidated Return, over (2) the amount of such credits generated and available as a carryover by the Parent Group is referred to herein as the "Displaced Credits"); (B) the portion of the Federal Income Tax liability for such Applicable Tax Period that is allocated to the New Fluor Group under this Section 2.01 is less than the Federal Income Tax that the New Fluor Group would have incurred, if it had not been included in such Applicable Consolidated Return, for the portion of the Applicable Tax Period during which the New Fluor Group is included in the Applicable Consolidated Return (the excess of (1) the amount of Federal Income Tax liability that would have been incurred by the New Fluor Group had it not been included in the Applicable Consolidated Return over (2) the amount of such Federal Income Tax liability allocated to the New Fluor Group under this Section 2.01 is referred to herein as the "New Fluor Group Tax Savings"); and (C) in a subsequent Tax year (a "Credit Deficiency Year") the Parent Group incurs a Federal Income Tax liability that it would not have incurred if it had available to it all or any portion of the Displaced Credits, with such availability to be determined after giving effect to any limitation on the Displaced Credits, including any limitation on the number of Tax Periods to which the Displaced Credits could have been carried under applicable Federal Income Tax Law (such Tax liability is referred to herein as the "Parent Group Additional Tax Liability"). For purposes of this paragraph, if, in a subsequent Tax year to which Displaced Credits would have been available to carry, the Parent Group does not incur a Parent Group Additional Tax Liability because the Parent Group uses other Federal Income Tax credits which are actually available ("Replacement Credits"), such Replacement Credits shall replace Displaced Credits (on a dollar-for-dollar basis) and shall thereafter be treated as Displaced Credits if and to the extent that the Replacement Credits (had they not been so used) would have been available for use by the Parent Group for periods following the expiration of the period during which the replaced Displaced Credits would have been available for use by the Parent Group, provided, however, such Replacement Credits shall not replace Displaced Credits

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which are taken into account with respect to a subsequent Tax year under this paragraph (it being intended that a Parent Group Additional Tax Liability shall not be deemed to result from both a Replacement Credit and the Displaced Credit which it replaces). For each such Credit Deficiency Year, New Fluor shall pay to Parent the amount of such Parent Group Additional Tax Liability, provided, however, that in no event shall New Fluor be obligated hereunder to make payments to Parent in excess of the aggregate New Fluor Group Tax Savings, provided further, however, for purposes of this Section 2.01(b)(iii), the amount of such New Fluor Group Tax Savings shall be adjusted, in accordance with the provisions of Section 2.01(b)(iv). New Fluor's payment to Parent will be due within 20 business days following Parent's written demand therefor, which shall not be made earlier than the due date, determined without regard to extensions, for the Parent Group's Federal Income Tax Return for the Credit Deficiency Year. When making its demand for payment, Parent shall provide New Fluor with Parent's computation, in reasonable detail, of the amount payable by New Fluor pursuant to the provisions of this Section 2.01(b)(iii) together with such other information reasonably necessary to allow New Fluor to verify that a payment is due hereunder and the amount thereof. In addition to such payment, if New Fluor does not make the payment due hereunder to Parent within 3 business days after New Fluor's receipt of such written demand containing such computation and other necessary information, then New Fluor shall also pay to Parent interest on such payment amount at the Base Rate from the due date of such Tax Return to the date of payment by New Fluor of the payment required hereunder. By way of illustration (and not limitation) of the foregoing provisions, assume: (1) the Distribution Date is November 30, 2000, and Parent files an Applicable Consolidated Return for the Tax Period ending October 31, 2001 (the "2001 Period"); (2) the Parent Group has $40 Million of minimum tax credits available for carryover into the 2001 Period; (3) but for the inclusion of the New Fluor Group in the Applicable Consolidated Return for the 2001 Period, Parent would have generated in the 2001 Period an additional $4 Million of minimum tax credits available for carryover to subsequent Tax Periods; (4) as a result of the inclusion of the New Fluor Group in the Applicable Consolidated Return for the 2001 Period, the minimum tax credits generated by the Parent Group in the 2001 Period and available for carryover are reduced to $2 Million, thereby resulting in an aggregate minimum tax credit of $42 Million available for carryover to Tax Periods after the 2001 Period; (5) the Federal Income Tax liability allocated to the New Fluor Group for the 2001 Period under this
Section 2.01 is $2 million less than the Federal Income Tax the New Fluor Group would have incurred for the period November 1 through November 30, 2000 if it had not been included in the Applicable Consolidated Return; (6) in the subsequent two Tax Periods of the Parent Group (ending October 31 in the years 2002 and 2003), the Parent Group generates an additional $8 Million of minimum tax credits available for carryover to subsequent Tax Periods, thereby resulting in an aggregate minimum tax credit of $50 Million available for carryover to Tax Periods ending after October 31, 2003; (7) in the 3 subsequent Tax Periods of the Parent Group (ending October 31 in the years 2004, 2005 and 2006), the Parent Group uses $50 Million of minimum tax credits to reduce its Federal Income Tax liability in such Tax Periods and does not generate any further minimum tax credits in such Tax Periods which are available for carryover to Tax Periods after the Tax Period ending October 31, 2006; and (8) in the Tax Period ending October 31, 2007 (the "2007 Period"), the Parent Group incurs a Federal Income Tax liability of $2 Million which it would not have incurred if it had use of the Displaced Credits. Under the circumstances described in the preceding sentence, the New Fluor Group Tax Savings amount is $2 Million, the 2007 Period is a Credit Deficiency Year, and, upon receipt of the

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Parent Group's written demand on or after the due date (without extension) for the Parent Group's Federal Income Tax Return for the 2007 Period, New Fluor shall be obligated to pay $2 Million to Parent within 20 business days following New Fluor's receipt of such written demand. This paragraph shall also apply, and New Fluor shall have identical rights and Parent shall have identical obligations, inclusive of rights and obligations comparable to those provided under Section 2.01(b)(iv), in the event that, as a result of the inclusion of members of the New Fluor Group and members of the Parent Group in a consolidated Federal Income Tax Return, the carryover credits otherwise generated by the New Fluor Group and available as a carryover are reduced and the Parent Group realizes a reduction in its Federal Income Tax liability for the Applicable Tax Period on such consolidated Federal Income Tax Return.

               (iv) Further Provisions Regarding Compensation for Lost Tax Credits.

                     (A) This paragraph (iv)(A) applies if (1), as a result of the inclusion of the New Fluor Group in an Applicable Consolidated Return, (x) the amount of Federal Income Tax credits that are available to the New Fluor Group as a carryover to Tax Periods following the Applicable Tax Period exceeds
(y) the amount of such credits that would have been available to the New Fluor Group as a carryover to such subsequent Tax Periods had it not been included in the Applicable Consolidated Return (the excess of the amount described in the foregoing clause (x) over the amount described in the foregoing clause (y) is referred to herein as the "Excess Credits"), and (2) in a subsequent Tax year (an "Excess Credit Recovery Year") the Federal Income Tax liability incurred by the New Fluor Group is reduced as a result of its use of all or any portion of such Excess Credits, provided, however, for such purposes such Excess Credits shall not be deemed to have been used until all other Federal Income Tax credits available to the New Fluor Group in such Excess Credit Recovery Year have been used (the amount of any such Federal Tax reduction is referred to herein as an "Excess Credit Reduction"). Effective as of the due date (determined without regard to extensions) for the New Fluor Group's Federal Income Tax Return for such Excess Credit Recovery Year, the amount of such Excess Credit Reduction shall be added to the then remaining New Fluor Group Tax Savings (as previously adjusted under this Section 2.01(b)(iv), if applicable), with such adjusted New Fluor Group Tax Savings to be the limitation on New Fluor Group's payment obligations under Section 2.01(b)(iii). Promptly after filing such Federal Income Tax Return, New Fluor shall notify Parent of the amount added to the New Fluor Group Tax Savings, and shall provide to Parent New Fluor's computation thereof (in reasonable detail) and such other information reasonably necessary to allow Parent to verify such amount.

                     (B) This paragraph (iv)(B) applies if (1) as a result of the inclusion of the New Fluor Group in an Applicable Consolidated Return, (x) the amount of Federal Income Tax credits that are available to the New Fluor Group as a carryover to Tax Periods following the Applicable Tax Period is less than (y) the amount of such credits that would have been available to the New Fluor Group as a carryover to such subsequent Tax Periods had it not been included in the Applicable Consolidated Return (the excess of the amount described in the foregoing clause (y) over the amount described in the foregoing clause (x) is referred to herein as the "Displaced NFG Tax Credits"), and (2) in a subsequent Tax year (an "NFG Tax Credit Deficiency Year") (x) the Federal Income Tax liability incurred by the New Fluor Group exceeds (y) the amount of such Tax liability that the New Fluor Group would have incurred if it had available to it as a carryover all or any portion of the Displaced NFG Tax

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Credits, with such availability to be determined after giving effect to any limitation on the use of the Displaced NFG Tax Credits, including without limitation the number of Tax Periods to which the Displaced NFG Tax Credits could have been carried under applicable Federal Income Tax Law (the excess of the amount described in the foregoing clause (x) over the amount described in the foregoing clause (y) is referred to herein as the "NFG Additional Tax Amount"). For purposes of this paragraph, if, in a subsequent Tax year to which Displaced NFG Tax Credits would have been available to carry, the New Fluor Group does not incur an NFG Additional Tax Amount because the New Fluor Group uses other Federal Income Tax credits which are actually available ("Replacement NFG Credits"), such Replacement NFG Credits shall replace Displaced NFG Tax Credits (on a dollar-for-dollar basis) and shall thereafter be treated as Displaced NFG Tax Credits if and to the extent that the Replacement NFG Credits (had they not been so used) would have been available for use by the New Fluor Group for periods following the expiration of the period during which the replaced Displaced NFG Tax Credits would have been available for use by the New Fluor Group, provided, however, such Replacement NFG Credits shall not replace Displaced NFG Tax Credits which are taken into account with respect to a subsequent Tax year under this paragraph (it being intended that an NFG Additional Tax Amount shall not be deemed to result from both a Replacement NFG Credit and the Displaced NFG Tax Credit which it replaces). Effective as of the due date (determined without regard to extensions) for the New Fluor Group's Federal Income Tax Return for such NFG Tax Credit Deficiency Year, the amount of the then remaining New Fluor Group Tax Savings (as previously adjusted under this Section 2.01(b)(iv), if applicable) shall be reduced by such NFG Additional Tax Amount, with such adjusted New Fluor Group Tax Savings to be the limitation on New Fluor Group's payment obligations under Section 2.01(b)(iii). Promptly after filing such Federal Income Tax Return, New Fluor shall notify Parent of the amount subtracted from the New Fluor Group Tax Savings, and shall provide to Parent New Fluor's computation thereof (in reasonable detail) and such other information reasonably necessary to allow Parent to verify such amount.

               (v) Payments Related to Displaced Tax Losses and Section 29 Credits. This paragraph applies if (A) as a result of including members of the Parent Group and members of the New Fluor Group in a consolidated Federal Income Tax Return for a Tax Period (such Tax Period, an "Applicable Tax Period," and such return, an "Applicable Consolidated Return"), the Federal net operating loss ("NOL") or other Federal losses generated by the Parent Group and available (after taking into account any carryback of any such loss) as a carryover to a subsequent Tax Period are less than such loss carryovers would be if such members of the New Fluor Group had not been included in such Applicable Consolidated Return (the excess of (1) the amount of losses that would have been generated and available as a carryover if the New Fluor Group had not been included in the Applicable Consolidated Return, over (2) the amount of such losses generated and available as a carryover by the Parent Group is referred to herein as the "Displaced Losses"); and (B) the use of the Displaced Losses in the Applicable Consolidated Return prevents the use in the Applicable Consolidated Return of credits under Code Section 29 that the New Fluor Group would have used, if none of its members were included in the Applicable Consolidated Return, in the Tax year including the portion of the Applicable Tax Period for which members of the New Fluor Group are included in the Applicable Consolidated Return (any such Section 29 credits, minus the amount of such credits that, in effect, increase minimum tax credits of the New Fluor Group under Code Section 53(d)(1)(B)(iii), "Displaced Section 29 Credits"). If the preceding conditions (A) and (B) are satisfied, (i) the amount of Federal Income Tax liability that otherwise would be allocated to New Fluor under this Section

2.01 for the Applicable Tax Period shall be reduced (for all purposes of this Agreement) by the amount of Displaced Section 29 Credits, and (ii) New Fluor shall pay to Parent, as provided in the next sentence, one or more amounts up to an aggregate amount equal to 50% of the amount of Displaced Section 29 Credits (the "Credit Sharing Amount"). If, in any one or more subsequent Tax years (each a "Loss Deficiency Year"), the Parent Group would have been able to claim a deduction for all or any portion of the Displaced Losses if the Displaced Losses were available, with such availability to be determined after giving effect to any limitation on the use of the Displaced Losses, including any limitation on the number of Tax Periods to which the Displaced Losses could have been carried under applicable Federal Income Tax Law, New Fluor shall pay to Parent, with respect to each such Loss Deficiency Year, an amount equal to the product of (1) the Credit Sharing Amount and (2) the ratio of (x) the amount of Displaced Losses that the Parent Group would have been able to claim as a deduction for the Loss Deficiency Year to (y) the total amount of Displaced Losses. New Fluor's payment to Parent will be due within 20 business days following Parent's written demand therefor, which shall not be made earlier than the due date, determined without regard to extensions, for the Parent Group's Federal Income Tax Return for the Loss Deficiency Year. When making its demand for payment, Parent shall provide New Fluor with Parent's computation, in reasonable detail, of the amount payable by New Fluor pursuant to the provisions of this Section 2.01(b)(v) together with such other information reasonably necessary to allow New Fluor to verify that a payment is due hereunder and the amount thereof. In addition to such payment, if New Fluor does not make the payment due hereunder to Parent within 3 business days after New Fluor's receipt of such written demand containing such computation and other necessary information, then New Fluor shall also pay to Parent interest on such payment amount at the Base Rate from the due date of such Tax Return to the date of payment by New Fluor of the payment required hereunder. By way of illustration (and not limitation) of the foregoing provisions, assume: (1) for the Applicable Tax Period the Federal Without Amount is zero and the Parent Group has $8 Million of NOL that would, but for the inclusion of the New Fluor Group in the Applicable Consolidated Return for the Applicable Tax Period and after taking into account any carryback of the NOL, be available for carryover to subsequent Tax Periods; (2) for the portion of such Applicable Tax Period in which the New Fluor Group is included in the Applicable Consolidated Return, the New Fluor Group has $8 Million of taxable income and $2 Million of Section 29 Credits, resulting in a Tax liability (at a 35% rate) of $2.8 Million before taking such credits into account and a Tax liability of $800,000 after taking such credits into account (in each case without taking into account the Parent Group's $8 Million NOL);
(3) based on the foregoing, (A) the Federal Income Tax Liability allocated to New Fluor is $800,000 (rather than $2.8 Million), which is calculated by reducing the $2.8 Million of Federal Income Tax Liability otherwise allocable to New Fluor by the $2 Million of Section 29 Credits which would have been taken into account but for the use of the Parent Group $8 Million NOL in the Applicable Consolidated Return and which do not, in effect, increase minimum tax credits of the New Fluor Group pursuant to Code Section 53(d)(1)(B)(iii), and
(B) the Parent Group has $8 Million of Displaced Losses; (4) in the Tax year following the Applicable Tax Period ("Year 2"), the Parent Group has $8 Million of taxable income against which all $8 Million of Displaced Losses could have been used if they had not been displaced. Under the circumstances described in the preceding sentence, the payment which New Fluor would make to Parent with respect to Year 2 would be $1 Million (i.e., the entire Credit Sharing Amount of 50% of the Displaced Section 29 Credits). By way of further illustration, if the facts were the same as in the foregoing illustration except that the Parent

Group has $4 Million of taxable income in each of the two subsequent years ("Year 2" and "Year 3") against which it could have used its Displaced Losses, New Fluor would have a payment obligation of $500,000 under this paragraph with respect to Year 2 ($1 Million Credit Sharing Amount multiplied by ($4 Million divided by $8 Million) = $500,000) and a payment obligation of $500,000 under this paragraph with respect to Year 3 ($1 Million Credit Sharing Amount multiplied by ($4 Million divided by $8 Million) = $500,000).

               (vi) This paragraph applies with respect to any period during which (1) the sum of the New Fluor Group Tax Savings as determined under Section 2.01(b)(iii), as adjusted under Section 2.01(b)(iv), plus the Credit Sharing Amount determined under Section 2.01(b)(v), exceeds $1,750,000 (such aggregate amount, as adjusted from time to time, is referred to herein as the "Aggregate Parent Recovery Amount"), and (2) neither Moody's Investors Services, Inc. ("Moody's") nor Standard & Poor's Ratings Services, a division of McGraw-Hill Company ("S&P"), or any successor to either of them, issues or otherwise assigns an investment grade credit rating to New Fluor. For this purpose, investment grade means a rating of Baa-2 or higher by Moody's and BBB or higher by S&P. Within 20 business days after the first day as of which both conditions described in the foregoing clauses (1) and (2) are satisfied, New Fluor, unless affirmatively waived by Parent, shall secure its obligation to make payments to Parent pursuant to the provisions of Section 2.01(b)(iii) or Section 2.01(b)(v), whichever may be applicable, through a letter of credit in favor of Parent issued by a bank or other financial institution having reported assets of at least $10 billion and approved by Parent, which approval shall not be unreasonably withheld, with such letter of credit to have a face amount equal to 100% of the Aggregate Parent Recovery Amount, provided, however, such face amount shall be reduced to the extent that the amount of the remaining balance of the Aggregate Parent Recovery Amount is reduced by reason of payments pursuant to Section 2.01(b)(iii), reduction adjustments under Section 2.01(b)(iv)(B) or payments pursuant to Section 2.01(b)(v), and such face amount shall be increased to the extent the Aggregate Parent Recovery Amount is increased under Section 2.01(b)(iv)(A). Such letter of credit shall remain in effect or be renewed by New Fluor until the earlier of (x) the date as of which the remaining balance of the Aggregate Parent Recovery Amount is less than $1,750,000 or (y) the effective date as of which New Fluor regains an investment grade credit rating, at which time such letter of credit shall no longer be required and may be revoked, subject to reinstatement or replacement if and when the two conditions described in the first sentence of this paragraph again exist.

               (vii) This paragraph applies if, as a result of the use in a consolidated Federal Income Tax Return of an NOL or other loss of the Parent Group that is not taken into account in computing the Federal With Amount, the amount of Federal Income Tax liability allocated to New Fluor and paid by New Fluor to Parent exceeds the amount of the actual Federal Income Tax liability for the Tax Period (the "Initial Period") for which the consolidated Federal Income Tax Return is filed (any such excess, the "Excess Payment Amount"). In such case, the Excess Payment Amount (or pro rata portion thereof) shall be compared to the amount of Federal Income Tax (the "Tax Detriment Amount") incurred by the Parent Group, as a result of not having available such NOL or other loss, for each Tax Period (an "Other Period") when such NOL or other loss (or pro rata portion thereof) would have been used, either as a carryback or a carryforward, had the NOL or other loss not been used in the consolidated Federal Income Tax Return for the Initial Period. If the Excess Payment Amount (or pro rata portion thereof) exceeds the Tax Detriment Amount for an Other Period because the Federal With Amount for the Initial Period was based on the regular tax rate but the Parent Group is taxable at the alternative minimum tax rate for the Other Period, Parent shall pay to New Fluor an amount equal to 50% of the difference between the Excess Payment Amount and the Tax Detriment Amount; provided, however, that New Fluor shall repay such amount to Parent if the Parent Group subsequently becomes taxable at the regular tax rate for any Tax Period. If the Excess Payment Amount (or pro rata portion thereof) is less than the Tax Detriment Amount for an Other Period because the Federal With Amount was based on the alternative minimum tax rate but the Parent Group is taxable at the regular tax rate for the Other Period, New Fluor shall pay to Parent an amount equal to 50% of the difference between the Excess Payment Amount and the Tax Detriment Amount. Any payment under this paragraph will be due within 20 business days following the payee's written demand therefor, which shall not be made earlier than the due date, determined with regard to extensions, for (i) the Parent Group's Federal Income Tax Return for the Other Period with respect to which the payment is to be made, or (ii) if such Other Period precedes the Initial Period, the Initial Period, or
(iii) in the case of a repayment to Parent, the Parent Group's Tax Period for which it becomes taxable at the regular tax rate. As soon as practicable after the end of the applicable Tax Period described in the preceding sentence, Parent shall provide New Fluor with Parent's computation, in reasonable detail, of the amount payable by New Fluor or by Parent pursuant to the provisions of this
Section 2.01(b)(vii), together with such other information reasonably necessary to allow New Fluor to verify that a payment is due hereunder and the amount thereof. In addition to such payment, if the payor does not make the payment due hereunder to the payee within 3 business days after the payee's receipt of the written demand therefor, then the payor shall also pay to the payee interest on such payment amount at the Base Rate from the due date (determined with regard to extensions) of such Tax Return to the date of payment by the payor of the payment required hereunder.

               (viii) The parties agree and acknowledge that the provisions of Sections 2.01(b)(iii) through 2.01(b)(vii) shall be applied after giving effect to any adjustments resulting from any Adjustment Requests or Audit Adjustments.

     2.02 Allocation of State Income Taxes and Foreign Income Taxes. Except as provided in Section 2.04 and subject to Section 3, State Income Taxes and Foreign Income Taxes shall be allocated as follow:

          (a) Separate Company Taxes. In the case of any State Income Tax or Foreign Income Tax which is a Separate Company Tax, the Parent Group and the New Fluor Group shall be allocated and liable for such Tax imposed on any member or members of their respective Groups, but only for such periods as such membership existed. For such purposes, the parties agree that New Fluor shall be allocated and liable for all State Income Taxes and Foreign Income Taxes of Parent with respect to all Tax Periods (or portions thereof) through the Distribution Date, provided further, however, for such purposes any Tax Period of Parent that includes but does not end on the Distribution Date shall be treated as ending on the Distribution Date, with New Fluor to be allocated and liable for only the State Income Tax liability or Foreign Income Tax liability (as applicable) with respect to the Tax Items apportioned to the portion of such Tax Period through the Distribution Date in accordance with the principles of Section 3. All such Separate Company Taxes shall be paid by the party to whom they are allocated hereunder in accordance with the provisions of Section 5.

          (b) Consolidated or Combined Taxes. In the case of any State Income Tax or Foreign Income Tax which is a Consolidated or Combined Tax, the liability of the parties with respect to such Tax for any Tax Period shall be computed and allocated as follows:

               (i) Allocation of Tax. For any relevant taxable year beginning after October 31, 2000, (1) the Consolidated or Combined State Income Tax or Foreign Income Tax (whichever may be applicable) for the entire taxable year shall be computed by excluding the New Fluor Group (the "State/Foreign Without Amount") and (2) the Consolidated or Combined State Income Tax or Foreign Income Tax (whichever may be applicable) for the entire taxable year shall be computed by including the New Fluor Group (but only for the portion of such taxable year during which the New Fluor Group is included in the Consolidated or Combined Tax Return) but without taking into account losses or other deductions or credits of the Parent Group not used in calculating the State/Foreign Without Amount and losses or other deductions or credits of the New Fluor Group not used in the Consolidated or Combined Tax Return, whether any such losses, deductions or credits of the Parent Group or the New Fluor Group arise in such taxable year or are carried forward or back from another taxable year (the "State/Foreign With Amount"). The Parent Group shall be allocated and liable for the State/Foreign Without Amount. New Fluor shall be allocated and liable for the excess, if any, of the State/Foreign With Amount over the State/Foreign Without Amount. If the State/Foreign With Amount exceeds the State/Foreign Without Amount, New Fluor shall pay the excess amount to Parent in accordance with the provisions of
Section 5. If the State/Foreign With Amount is less than the State/Foreign Without Amount, Parent shall pay the amount of the difference to New Fluor in accordance with the provisions of Section 5. Notwithstanding the foregoing, with respect to any Tax Period ending after October 31, 2000 and on or before October 31, 2001, (i) the amount of Consolidated or Combined State Income Tax or Foreign Income Tax allocated to, and payable by, the Parent Group shall be zero in the case of any jurisdiction where no member of the Massey Group would be subject to State Income Tax or Foreign Income Tax, as applicable, but for (A) affiliation with one or more members of the New Fluor Group prior to the Distribution, or
(B) affiliation with Parent following the Distribution, provided, however, this clause (B) shall not apply if and to the extent that such State Income Tax or Foreign Income Tax is attributable to operations or activities in which Parent engages following the Distribution; (ii) in the case of any jurisdiction where no member of the New Fluor Group would be subject to State Income Tax but for affiliation with one or more members of the Massey Group prior to the Distribution, the amount of Consolidated or Combined State Income Tax in such jurisdiction that is allocable to the New Fluor Group shall be 50% of the amount otherwise allocable under the foregoing provisions of this Section 2.02(b)(i), in which case the remaining 50% shall be allocable to and paid by Parent; and
(iii) Parent shall be allocated and shall pay 50% of the excess (if any) of (A) the amount of Kentucky, Virginia and West Virginia State Income Taxes that are otherwise allocable to the New Fluor Group under the foregoing provisions of this Section 2.02(b)(i), over (B) the amount of Kentucky, Virginia and West Virginia State Income Taxes that would have been incurred by the members of the New Fluor Group had the New Fluor Group (or any members thereof) filed State Separate Company Income Tax Returns in such States on a basis consistent with the State Separate Company Income Tax Returns (if any) filed by such New Fluor Group members in such States prior to the Distribution.

               (ii) Allocation of Combined or Consolidated State Income Tax and Foreign Income Tax Adjustments. If there is any Audit Adjustment to any Tax Item for any relevant Tax Period beginning after October 31, 2000, the State/Foreign With Amount and the State/Foreign Without Amount shall be recalculated, in accordance with the principles of Section 2.02(b)(i), to reflect such Audit Adjustment. With respect to each such recalculation, New Fluor shall be allocated and liable for, and shall pay to Parent in accordance with the provisions of Section 5, the amount described in whichever one (but not more than one) of the following three clauses is applicable: (1) the amount by which the excess of the State/Foreign With Amount over the State/Foreign Without Amount as recalculated is greater than such excess as previously (and most recently) calculated under this Section 2.02(b), (2) the amount by which the excess of the State/Foreign Without Amount over the State/Foreign With Amount as recalculated is less than such excess as previously (and most recently) calculated or (3) the sum of the excess of the State/Foreign With Amount over the State/Foreign Without Amount as recalculated plus the excess of the State/Foreign Without Amount over the State/Foreign With Amount as previously (and most recently) calculated. With respect to each such recalculation, Parent shall be allocated and liable for, and shall pay to New Fluor in accordance with the provisions of Section 5, the amount described in whichever one (but not more than one) of the following three clauses is applicable: (1) the amount by which the excess of the State/Foreign With Amount over the State/Foreign Without Amount as recalculated is less than such excess as previously (and most recently) calculated under this Section 2.02(b), (2) the amount by which the excess of the State/Foreign Without Amount over the State/Foreign With Amount as recalculated is greater than such excess as previously (and most recently) calculated, or (3) the sum of the excess of the State/Foreign Without Amount over the State/Foreign With Amount as recalculated plus the excess of the State/Foreign With Amount over the State/Foreign Without Amount as previously (and most recently) calculated. The parties agree and understand that their respective obligations to make payments hereunder resulting from Audit Adjustments shall apply in circumstances wherein there is no additional net Tax liability payable to a Tax Authority attributable to the adjustment of one or more Tax Items on the applicable Tax Return but the Audit Adjustments result in changes to the State/Foreign With Amount and/or State/Foreign Without Amount as recalculated to reflect such Audit Adjustments. Notwithstanding the foregoing, with respect to any Tax Period ending after October 31, 2000 and on or before October 31, 2001, (i) the amount of Consolidated or Combined State Income Tax or Foreign Income Tax allocated to, and payable by, the Parent Group shall be zero in the case of any jurisdiction where no member of the Massey Group would be subject to State Income Tax or Foreign Income Tax, as applicable, but for (A) affiliation with one or more members of the New Fluor Group prior to the Distribution, or (B) affiliation with Parent following the Distribution, provided, however, this clause (B) shall not apply if and to the extent that such State Income Tax or Foreign Income Tax is attributable to operations or activities in which Parent engages following the Distribution; (ii) in the case of any jurisdiction where no member of the New Fluor Group would be subject to State Income Tax but for affiliation with one or more members of the Massey Group prior to the Distribution, the amount of Consolidated or Combined State Income Tax in such jurisdiction that is allocable to the New Fluor Group shall be 50% of the amount otherwise allocable under the foregoing provisions of this Section 2.02(b)(ii), in which case the remaining 50% shall be allocable to and paid by Parent; and (iii) Parent shall be allocated and shall pay 50% of the excess (if any) of (A) the amount of Kentucky, Virginia and West Virginia State Income Taxes that are otherwise allocable to the New Fluor Group under the foregoing provisions of this Section 2.02(b)(ii), over (B) the amount of Kentucky, Virginia and West Virginia State Income Taxes that would have been incurred by the members of the New Fluor

Group had the New Fluor Group (or any members thereof) filed State Separate Company Income Tax Returns in such States on a basis consistent with the State Separate Company Income Tax Returns (if any) filed by such New Fluor Group members in such States prior to the Distribution.

     2.03 Allocation of Other Taxes. Except as provided in Section 2.04, all Taxes other than those allocated pursuant to Sections 2.01 and 2.02, (herein "Other Taxes") shall be allocated to the legal entity on which the legal incidence of the Other Tax is imposed. For such purposes, the parties agree that New Fluor shall be allocated and liable for all such Other Taxes imposed on Parent with respect to all Tax Periods (or portions thereof) through the Distribution Date, provided further, however, for such purposes any Tax Period of Parent that includes but does not end on the Distribution Date shall be treated as ending on the Distribution Date, with New Fluor to be allocated and liable for only (1) the Other Tax liability with respect to the Tax Items apportioned to the portion of such Period through the Distribution Date in accordance with the principles of Section 3, and (2) the Other Tax liability with respect to Tax Items apportioned to the portion of the Period after the Distribution Date to the extent that such Other Tax liability would not have been incurred absent the activities or existence of Parent during such portion of the Period through the Distribution Date. As between the parties to this Agreement, New Fluor shall be allocated and liable for all Other Taxes imposed on any member of the New Fluor Group and, except as expressly provided otherwise in the immediately preceding sentence with respect to Other Taxes imposed on Parent with respect to portions of a Tax Period through the Distribution Date, Parent shall be allocated and liable for all Other Taxes imposed on any member of the Parent Group. The Companies believe that there is no Other Tax not allocated pursuant to this Section 2.03 which is legally imposed on more than one legal entity (e.g., joint and several liability); provided, however, if there is any such Other Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies, it being agreed that "with and without" principles comparable to those described in Sections 2.01 and 2.02 will be applied unless to do so would be clearly inequitable. All such Other Taxes shall be paid by the party to whom they are allocated hereunder in accordance with the provisions of
Section 5.

     2.04 Transaction Taxes and Certain Other Taxes.

          (a)  General Allocations of Tax Liabilities.

               (i) Except as otherwise provided in this Section 2.04, New Fluor shall be liable for and obligated hereunder to pay 60%, and Parent shall be liable for and obligated hereunder to pay 40%, of any liability for Taxes imposed on any member of the Parent Group or the New Fluor Group as a result of or with respect to any of the Transactions, including, without limitation, any Tax resulting from any income or gain recognized as a result of any of the Transactions, but excluding any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of, but not generated by, the Transactions.

               (ii) Except to the extent provided otherwise under Sections 2.04(b) and 2.04(d), if, pursuant to applicable Federal Income Tax Laws or State Income Tax Laws, the Distribution does not qualify for tax-free treatment under Code Section 355 and/or comparable

State Income Tax Laws and as a result the Distribution is treated for Income Tax purposes as a taxable transaction with respect to which Parent is required to recognize taxable income, the resulting Tax liability shall be allocated 40% to Parent and 60% to New Fluor.

               (iii) Notwithstanding the provisions of Section 2.04(a)(i), New Fluor shall be liable for and obligated hereunder to pay 100% of any sales, use, gross receipts or other transfer Taxes imposed on or with respect to any transfers occurring pursuant to the Transactions.

               (iv) Notwithstanding the provisions of Section 2.04(a)(i) or any other provision of this Agreement, there shall be allocated to New Fluor, and New Fluor shall be liable to the Parent Group for, any Specified State Taxes (as defined herein) that otherwise would be allocable under Sections 2.02 and/or
2.03 of this Agreement to the Parent Group (including Specified State Taxes arising in Tax Periods beginning after the Distribution Date) to the extent that the aggregate amount of such Specified State Taxes exceeds the aggregate amount of such Specified State Taxes that members of the Massey Group would have incurred if the Transactions had not occurred (such excess, the "Incremental Taxes"), provided, however, that (i) the liability of New Fluor under this
Section 2.04(a)(iv) shall be limited to the first $1 Million of Incremental Taxes plus 50% of the next $2 Million of Incremental Taxes, for a total potential liability of $2 Million of Incremental Taxes, and (ii) New Fluor shall not be liable under this Section 2.04(a)(iv) for Incremental Taxes attributable to or imposed as a result of operations or activities in which Parent engages following the Distribution. As used herein the term "Specified State Taxes" shall mean (A) State Income Taxes, State franchise Taxes (whether based on income or capital, including without limitation West Virginia franchise Taxes) and Kentucky license Taxes; and (B) all other State Taxes, provided, however, that in the case of State Taxes not described in clause (A), only 50% of the excess of such State Taxes over the amount of such State Taxes that members of the Massey Group would have incurred if the Transactions had not occurred are to be treated as Incremental Taxes; and provided further, the term Specified State Taxes shall not mean or include State Taxes the allocation and liability for which is determined pursuant to the provisions of Section 2.04(a)(ii), Section 2.04(a)(iii), Section 2.04(b), Section 2.04(c) or Section 2.04(d). The parties intend and agree that (A) Parent shall be liable for and obligated to pay all Incremental Taxes otherwise allocated to Parent under this Agreement other than the $2,000,000 of Incremental Taxes allocated to New Fluor hereunder, and (B) the provisions of Section 2.04(a)(i) shall not apply to Incremental Taxes.

          (b)  Certain Other Allocations.

               (i) New Fluor shall be allocated, and shall be solely liable and obligated hereunder to pay, any liability for any Restructuring Tax to the extent that such liability arises from: (A) any breach of New Fluor's covenants under Section 11 or under the Distribution Agreement, or (B) the material inaccuracy of factual statements or representations made with respect to members of the New Fluor Group in the Ruling Request, but only to the extent that (1) such inaccuracy arises from facts in existence prior to the Distribution Date and (2) Parent has actual knowledge of such inaccuracy as of the Distribution Date.

               (ii) Parent shall be allocated, and shall be solely liable and obligated hereunder to pay, any liability for any Restructuring Tax to the extent that such liability arises from: (A) any breach of Parent's covenants under Section 11 or under the Distribution Agreement; or (B) the material inaccuracy of factual statements or representations made with respect to members of the Massey Group in the Ruling Request, but only to the extent that (1) such inaccuracy arises from facts in existence prior to the Distribution Date and (2) A.T. Massey has actual knowledge of such inaccuracy as of the Distribution Date.

          (c) Tax Liability in Connection with Appalachian Synfuel, LLC. Parent shall be allocated and shall be solely liable hereunder for all Taxes which arise in connection with, or as a result of (i) the transfer (by sale, dividend or otherwise) by Fluor Enterprises, Inc., a member of the New Fluor Group ("FEI"), of all or part of its ownership interest in Appalachian Synfuel, LLC to Parent or to a member or members of the Parent Group or to an entity in which Parent or a member or members of the Parent Group have an equity interest, or as otherwise directed by Parent, or (ii) a liquidation or redemption of FEI's interest in Appalachian Synfuel, LLC (all such Taxes allocated hereunder to Parent shall be referred to herein as "ASLLC Transfer Taxes"). Such ASLLC Transfer Taxes shall include, without limitation, Taxes resulting from FEI's deferred intercompany gain which arises in connection with such transfer, liquidation or redemption. For purposes of implementing the foregoing provisions of this Section 2.04(c), the parties agree that the gain or income to which such ASLLC Transfer Taxes are attributable shall be treated as the gain or income of the Parent Group (and not of the New Fluor Group) for purposes of calculating the Federal With and Without Amounts and the State/Foreign With and Without Amounts under Section 2.01(b)(i) and Section 2.02(b)(i), respectively.

          (d) Allocation of Tax Incurred Pursuant to Code Section 355(e). If Parent incurs a Restructuring Tax liability as a result of the application of the provisions of Code Section 355(e) and/or a comparable State Income Tax Law (or comparable provisions of successor Federal or State Income Tax Laws), Parent shall be allocated and solely liable hereunder to pay 100% of such Restructuring Tax liability if it is incurred because of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock or assets representing a 50% or greater interest (within the meaning of Code Section 355(e) or such comparable or successor Tax Laws) in Parent. New Fluor shall be allocated and solely liable hereunder to pay 100% of such Restructuring Tax liability if it is incurred because of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock or assets representing a 50% or greater interest (within the meaning of Code Section 355(e) or such comparable or successor Tax Laws) in New Fluor. For purposes of this Section 2.04(d), the value of any Tax Benefits used or lost by reason of Parent's recognition of gain under Code Section 355(e) or such comparable or successor Tax Laws will be treated as a Restructuring Tax liability.

          (e) Payment. All Tax liabilities allocated pursuant to the foregoing provisions of this Section 2.04 shall be paid by the party to whom they are allocated in accordance with the provisions of Section 5.

     Section 3. Proration of Taxes for Straddle Periods. In the case of any Straddle Period for which a Consolidated or Combined Tax Return is filed (a "Straddle Period Consolidated or Combined Tax Return"), Tax Items of the members of the Group which are included for only a portion of the Straddle Period (the "Short Period Group") shall be apportioned between (i) the portion of such Straddle Period during which such Short Period Group members are so included and (ii) the portion of such Straddle Period during which such Short Period Group members are not so included. This apportionment shall be in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. In the case of any Federal or State Income Tax Return which is a Straddle Period Consolidated or Combined Tax Return as to which the New Fluor Group is the Short Period Group, if so requested by New Fluor, Parent (and to the extent required, other members of the Parent Group) shall make or, if applicable, join with any necessary or appropriate members of the New Fluor Group in making, an election under Treasury Regulation
Section 1.1502-76(b)(2)(ii)(D), or comparable State Tax Law, to have the Tax Items (other than extraordinary items) of the New Fluor Group ratably allocated. If the Distribution date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) and comparable State Tax Law shall be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

     Section 4.  Preparation and Filing of Tax Returns.

     4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. Each Company shall assist and cooperate (and shall cause its Affiliates to do likewise) with the other Company in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7. Except as otherwise provided herein, neither Company shall amend a Tax Return for which the other Company has responsibility pursuant to this Section 4 unless written consent (which shall not be unreasonably withheld) to such amended return is secured from the other Company before the amended return is filed.

     4.02 New Fluor's Responsibility. New Fluor has the exclusive obligation and right to prepare and/or file (as specified hereinbelow) the following Tax Returns (including original and amended returns and refund claims) or to cause such Tax Returns to be prepared and filed:

          (a) Prepare and file Consolidated or Combined Tax Returns for all Tax Periods ending on or before October 31, 2000;

          (b) Prepare and file Separate Company Tax Returns for any member or members of the New Fluor Group;

          (c) Prepare and file all Tax Returns, for periods ending on or after October 31, 2000, for Massey Coal Company, a Delaware limited partnership that will be wholly-owned by members of the New Fluor Group following the Distribution; and

          (d) Prepare, for filing by Parent, the Consolidated or Combined State Income Tax Returns for the Applicable States (as defined herein) for Tax Periods beginning on or after November 1, 2000 and ending on or before October 31, 2001 (the "Applicable State Consolidated or Combined Tax Returns"). As used herein the term "Applicable States" means Alaska, Arizona, California, Illinois, Minnesota, Nebraska and South Carolina.

     In preparing any such Consolidated or Combined Tax Returns described in
Section 4.02(a), New Fluor shall accept the pro forma Tax returns, Tax workpapers and other

Tax Item positions and calculations that pertain exclusively to the Massey Group as prepared and furnished to New Fluor by A.T. Massey or (after the Distribution
Date) by Parent, provided that such materials are prepared in accordance with the requirements of Sections 4.04 and 4.05, and provided further, that New Fluor shall not be obligated to report any Tax Item as proposed by A.T. Massey or Parent (whichever is applicable) if New Fluor believes in good faith that there is no reasonable basis for the tax treatment of such Tax Item as proposed by A.T. Massey or by Parent (whichever is applicable), provided, however, if such Tax Item relates to a tax shelter as defined in Code Section 6662(d)(2)(C), New Fluor shall not be obligated to report such Tax Item as proposed by A.T. Massey or Parent (whichever is applicable) if New Fluor reasonably concludes that it is more likely than not that the tax treatment of such Tax Item as proposed by A.T. Massey or Parent (whichever is applicable) does not comply with applicable Tax Laws.

     4.03 Parent's Responsibility. Parent has the exclusive obligation and right to prepare and/or file (as specified hereinbelow) the following Tax Returns (including original and amended returns and refund claims) or to cause such Tax Returns to be prepared and filed:

          (a) Prepare and file Consolidated or Combined Tax Returns for all Tax Periods beginning on or after November 1, 2000, provided, however, in the case of the Applicable State Consolidated or Combined Tax Returns, such Returns shall be prepared by New Fluor pursuant to Section 4.02(d) and Parent shall file such Returns as submitted by New Fluor to Parent; and

          (b) Prepare and file Separate Company Tax Returns for any member or members of the Parent Group.

     In preparing any such Consolidated or Combined Tax Returns described in
Section 4.03(a), other than Applicable State Consolidated or Combined Tax Returns, Parent shall accept the pro forma Tax Returns, Tax workpapers and other Tax Item positions and calculations that pertain exclusively to the New Fluor Group as prepared and furnished to Parent by New Fluor, provided that such materials are prepared in accordance with the requirements of Sections 4.04 and 4.05, and provided further, that Parent shall not be obligated to report any Tax Item as proposed by New Fluor if Parent believes in good faith that there is no reasonable basis for the tax treatment of such Tax Item as proposed by New Fluor, provided, however, if such Tax Item relates to a tax shelter as defined in Code Section 6662(d)(2)(C), Parent shall not be obligated to report such Tax Item as proposed by New Fluor if Parent reasonably concludes that it is more likely than not that the tax treatment of such Tax Item as proposed by New Fluor does not comply with applicable Tax Laws.

     4.04 Tax Accounting Practices and Tax Elections.

          (a) General Rule. Except as otherwise provided in this Section 4.04, Consolidated or Combined Tax Returns shall be prepared in accordance with past Tax accounting practices used and past Tax elections made with respect to such Tax Returns (unless such past practices or elections are no longer permissible under the Code or other applicable Tax Law) and, to the extent any items are not covered by past practices or elections (or, in the event such past practices or elections are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices and elections selected by
(i) New

Fluor, to the extent such election applies solely to members of the New Fluor Group, (ii) Parent, to the extent such election applies solely to members of the Parent Group, or (iii) in the case of any election not described in the foregoing clause (i) or clause (ii), the agreement of Parent and New Fluor (or pursuant to Section 15 if no such agreement is reached). Without limitation on the foregoing, the parties agree that, for purposes of the consolidated Federal Income Tax Return to be filed by Parent for the Tax Period ending October 31, 2001 (A) Parent shall, at the request of New Fluor, make any election that does not adversely affect to a material degree any member of the Parent Group (as determined by Parent), and (B) Parent shall be entitled to make any other election that does not adversely affect to a material degree any member of the New Fluor Group (as determined by New Fluor).

          (b) Reporting Transaction Tax Items. The Tax treatment reported on Tax Returns of Tax Items relating to the Transactions shall be consistent with the treatment of such items in the Ruling, unless such treatment is not permissible under the Code. To the extent there is a Tax Item relating to the Transactions which is not covered by the Ruling, the Companies shall agree on the Tax treatment of any such Tax Item reported on any Tax Return. For this purpose, the Tax treatment of such Tax Item on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such Tax treatment, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Request or the Ruling. Such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 15 sufficiently in advance of the filing date of such Tax Return (including extensions) to permit the timely filing of the Tax Return.

     4.05 Consolidated or Combined Tax Returns. Neither Company shall elect or join, and shall cause their respective Affiliates not to elect or join, in filing consolidated, unitary, combined, or other similar joint Tax Returns with any member of the other Group, except to the extent that the filing of such Tax Returns is consistent with past reporting practices or, in the absence of applicable past practices, is required by Tax Law; provided, however, that the Companies shall (to the extent permitted by Law) elect or join, or cause their respective Affiliates to elect or join, in filing consolidated, combined or unitary Tax Returns in Virginia, West Virginia, and Kentucky if and to the extent necessary to permit members of the Massey Group who previously have filed consolidated, combined or unitary returns in such states to continue to do so.

     4.06  Right to Review Tax Returns.

          (a) General. In the case of any Tax Return which relates to any extent to (i) Taxes for which the Other Company may be liable in whole or in part or (ii) a Tax Benefit to which the Other Company may be entitled in whole or in part, the Responsible Company shall, at least 30 days prior to the filing of any such Tax Return, make such Tax Return and related work papers available for review by the Other Company. The Other Company shall be entitled to provide written comments to the Responsible Company with respect to any items covered by any such Tax Return which the Other Company determines are not being properly reported in whole or in part and/or are not being reported in a manner consistent with the provisions of this Agreement, and, in any such case, the Companies shall attempt in good faith to resolve any disagreement with respect to any such items prior to the filing of such Tax Return. If the parties are not able to reach an agreement with respect to any such item prior to the filing of such Tax Return, such dispute shall be subject to the provisions of Section 15, provided, however, that the Responsible Company shall be entitled to file such Tax Return reflecting such item as reasonably determined by the Responsible Company, provided further, however, such determination must be consistent with the provisions of this Agreement, and if, following the filing of such Tax Return, the Accounting Firm shall determine that the item in dispute was not reflected in such Tax Return in a manner consistent with applicable Tax Law and the provisions of this Agreement, the Responsible Company shall be obligated, unless agreed otherwise by the Other Company in writing, to file an amended Tax Return reflecting the items as determined by the Accounting Firm.

          (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company or a member of such other Company's Group (or by an authorized representative thereof), the Company (or such member) which is legally required to sign such Tax Return shall not be required under this Agreement to sign such Tax Return if, with respect to any material Tax Item, such Company believes in good faith that there is no reasonable basis for the tax treatment of such Tax Item as proposed to be reported on the Tax Return.

     4.07 Section 732(f) Elections. The parties agree and acknowledge that as of October 31, 2000, all of the stock of A.T. Massey was distributed by Fluor Management Company, a Delaware general partnership ("FMC"), to Allegheny Coal Corporation, a Delaware corporation ("Allegheny") and St. Joe Carbon Fuels Corporation, a Delaware corporation ("SJCF"), each of which was a member of the New Fluor Group and a partner of FMC at the time of such distribution of the A.T. Massey stock. The parties further agree that New Fluor and Parent shall make and take, and each of them shall cause their respective Affiliates to make and take, such elections and actions as may be reasonably necessary to cause the provisions of Code Section 732(f) (and any corresponding provision of State Tax
Law) to be inapplicable with respect to or as a result of such distribution of the A.T. Massey stock. Without limitation on the foregoing, the parties agree as follows:

          (a) On the consolidated Federal Income Tax Return of Parent for the Tax year ending October 31, 2000, Parent and, to the extent required by applicable Tax Law, Allegheny and SJCF or their successors in interest, shall make an election to have the transitional rule of Section 538(b)(2) of Public Law 106-170 apply to FMC's distribution of the A.T. Massey stock (such election, a "Section 732(f) Election"); and

          (b) Parent and, to the extent required by applicable Tax Law, Allegheny and SJCF or their successors in interest, also shall make a Section 732(f) Election on the consolidated Federal Income Tax Return filed by Parent for the Tax year ending October 31, 2001.

     4.08 Section 382 Items. At the request of New Fluor, Parent shall make (or, to the extent applicable, join with members of the New Fluor Group in making) an election, under Treasury Regulation Section 1.1502-95(c)(1) and any comparable State Tax Law, to apportion to New Fluor, or to such subsidiary or subsidiaries of New Fluor as New Fluor may direct, the consolidated section 382 limitation (or subgroup section 382 limitation) and net unrealized built-in gain (or subgroup net unrealized built-in gain) as of the Distribution Date for the consolidated Federal Income Tax Return group which has Parent as its common parent, but only to the extent any such limitation and built-in gain resulted from an "ownership change" (within the meaning of Code
Section 382) of one or more members of the New Fluor Group (including any predecessor of such a member). New Fluor shall furnish, or cause to be furnished, to Parent such information as is required by Parent for purposes of making this election.

          Section 5.  Tax Liability Payments and Tax Benefit Payments.

     5.01 Payment of Taxes With Respect to Consolidated or Combined Tax Returns Filed After the Distribution Date. In the case of any Consolidated or Combined Tax Returns for which the due date (including extensions) is after the Distribution Date:

          (a)  Computation and Payment of Tax Due.  Subject to the provisions of
Section 4.06, at least three business days prior to any Payment Date pertaining to such a Tax Return the Responsible Company shall compute the amount of Tax required to be paid on such Payment Date to the applicable Tax Authority with respect to such Tax Return (whether for estimated Tax, a request for an extension of the time to file or the original Tax Return for the Tax Period) and shall notify the Other Company of its allocable share of such Tax as determined in accordance with the provisions of this Agreement, including, without limitation, the provisions of Sections 4.04 and 4.05. On or before such Payment Date, the Responsible Company shall pay such Tax to the applicable Tax Authority (whether or not it has theretofore received, pursuant to Section 5.01(b), payment from the Other Company of its allocable share of such Tax payment).

          (b) Payments With Respect to Allocations of Tax Liabilities. Within five business days following the applicable Payment Date, the Other Company shall pay to the Responsible Company the excess (if any) of (i) the portion of the Tax liability determined as of such Payment Date with respect to the applicable Tax Period that is allocable to the Other Company as determined by the Responsible Company in accordance with the provisions of this Agreement (the "Allocated Tax Liability"), over (ii) the cumulative net payment with respect to such Tax Period made prior to such Payment Date by the Other Company (the "Cumulative Tax Payment"). The Other Company also shall pay to the Responsible Company, together with the Tax liability payment required hereunder, interest thereon at the Base Rate calculated from the Payment Date to the date of the Other Company's payment hereunder to the Responsible Company. If the Other Company's Cumulative Tax Payment is in excess of the Other Company's Allocated Tax Liability for such Tax Period as of such Payment Date (such excess, the "Other Company Overpayment"), then within 20 business days following each date (herein the "Overpayment Tax Benefit Date") as of which the Responsible Company receives any Tax refund and/or is credited with or otherwise receives any Tax reduction which is attributable to all or any portion of the Other Company Overpayment, the Responsible Company shall pay to the Other Company the amount of such Tax refund, credit or reduction that is attributable to the Other Company Overpayment. If the Responsible Company does not make the foregoing payment within 3 business days following the Overpayment Tax Benefit Date, then the Responsible Company also shall pay to the Other Company, together with the foregoing payment required hereunder, interest thereon calculated at the Base Rate from the Overpayment Tax

Benefit Date to the date of the Responsible Company's payment hereunder to the Other Company.

     5.02 Payments Resulting From Audit Adjustments. In the event that, as a result of an audit or examination by any Tax Authority, there are Audit Adjustments of one or more Tax Items on a Consolidated or Combined Tax Return, whether or not such Audit Adjustments result in an additional Consolidated or Combined Tax liability being imposed, assessed or agreed to with respect to the Tax Period covered by such Tax Return (a "Tax Underpayment Liability"), the parties agree that the allocation of each party's share of the liability for such Consolidated or Combined Tax liability as so adjusted, including any Tax Underpayment Liability and the Consolidated or Combined Tax liability as previously (and most recently) adjusted and allocated (collectively, the "Adjusted Consolidated or Combined Tax Liability"), shall be redetermined and reallocated in accordance with the With/Without Allocation Method of Section
2.01 or Section 2.02 and subject to the provisions of Section 2.04 and Section 3 (whichever of such Sections may be applicable and to the extent thereof) and giving effect to such Audit Adjustments. The Company which is the Responsible Company with respect to such Tax Return (i) shall, if there is a Tax Underpayment Liability, pay such Tax Underpayment Liability to the applicable Tax Authority on or before the applicable payment date therefor, and (ii) shall compute and determine the allocation or reallocation of the Adjusted Consolidated or Combined Tax Liability as hereinabove provided. As soon as practicable after the earliest of (1) such payment date, and (2) any other date on which a Tax Underpayment Liability is paid, the Responsible Company shall give written notice (a "Tax Liability Reallocation Notice") to the Other Company specifying (v) each Company's allocable share of the Adjusted Consolidated or Combined Tax Liability, including all relevant calculations and data required to reasonably inform the Other Company of the manner in which the Tax liability has been reallocated, (w) the amount, if any (a "Reallocation Deficit"), which is payable by New Fluor to Parent, or Parent to New Fluor, in accordance with the provisions of Section 2.01(b) or Section 2.02(b) and/or subject to the provisions of Section 2.04 and Section 3 (whichever of such Sections may be applicable and to the extent thereof), and (x) if applicable, evidence of payment by the Responsible Company of any Tax Underpayment Liability. Within 20 business days following the date of such Tax Liability Reallocation Notice, New Fluor shall pay to Parent, or Parent shall pay to New Fluor (whichever may be applicable), the full amount of the Reallocation Deficit. The Company required to make such payment (the "First Company") shall, together with its payment of the Reallocation Deficit amount, pay to the other Company (the "Second Company")
(y) to the extent the Reallocation Deficit involves a shifting or reallocation of Tax liabilities from that as previously (and most recently) allocated, interest on such portion of the Reallocation Deficit calculated at the Base Rate from the due date (determined without regard to extensions) for the Tax Return to which the Audit Adjustments apply to the date of payment of the payment required hereunder, and (z) to the extent the Reallocation Deficit involves a Tax Underpayment Liability paid by the Second Company, interest on such portion of the Reallocation Deficit calculated at the Base Rate from the date of such payment of the Tax Underpayment Liability to the date of payment of the payment required hereunder. By way of illustration (and not limitation) of the foregoing provisions, if: (1) on the original Consolidated or Combined Tax Return there was a Consolidated or Combined Tax Liability of $50,000,000 consisting of a $30,000,000 Federal Without Amount allocated to Parent and a balance of $20,000,000 allocated to New Fluor; (2) in connection with a Tax audit, the New Fluor Group has increased income items and/or decreased deduction items of $1,000,000 which are offset by decreased income items and/or increased deduction items of the Parent Group in the amount of $1,000,000; and (3) as a result of giving effect to all of such increases and decreases, the Federal With Amount remains at $50,000,000, the Federal Without Amount is reduced to $29,650,000 and the balance of $20,350,000 is allocated to the New Fluor Group, then New Fluor shall be obligated to pay a Reallocation Deficit to Parent in the amount of $350,000, plus interest at the Base Rate on $350,000 from the due date (determined without regard to extensions) of the Tax Return to which the Audit Adjustments apply to the date of payment of the Reallocation Deficit hereunder.

     5.03 Payment of Separate Company Taxes. On or before the required payment date therefore, each Company shall pay, or shall cause to be paid, to the applicable Tax Authority all Separate Company Taxes which are allocable to and payable by such Company or a member of such Company's Group in accordance with the provisions of this Agreement, including any Separate Company Taxes which are assessed or imposed by a Tax Authority as a result of any audit or examination of a Separate Company Tax Return.

     5.04 Carrybacks, Carryovers and Audit Adjustment Benefits.

          (a) Carrybacks. If any member of the New Fluor Group incurs a Carryback item which may be carried back to (i) a Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the New Fluor Group or any member thereof, or (ii) a Tax Period with respect to which a Consolidated or Combined Tax Return was filed, the New Fluor Group (or such member thereof) shall be entitled, to the extent permitted or required by Law, to carry back such Carryback item to the Tax Period covered by such Tax Return. Such member's right hereunder shall include, but not be limited to, the filing of a refund claim pursuant to Code Section 6411, the filing of amended Tax Returns, and the filing of refund claims based on the applicable Carryback item, in each case to the extent such a filing is permissible (any such filing, a "Carryback Adjustment Request"). In the event that any such filing of a Carryback Adjustment Request or other action with respect to the Carryback item must be filed or taken by Parent to be effective, Parent shall effect such filing or take such action as reasonably requested by New Fluor, and Parent shall otherwise cooperate with the New Fluor Group in seeking from the appropriate Tax Authority any Tax refund or other Tax Benefit that may reasonably be attributable to the Carryback item. Tax refunds or other Tax Benefits resulting from Carrybacks with respect to Separate Company Returns, and Tax refunds, Tax Benefits and reallocations of Consolidated or Combined Tax liabilities resulting from Carrybacks to Consolidated or Combined Tax Returns, shall be paid, credited and/or allocated in accordance with, and otherwise shall be subject to, the provisions of Section 5.04(d). The New Fluor Group (or applicable members thereof) may, at its sole discretion, choose not to carry back any one or more Carryback items as to which it is entitled hereunder to file a Carryback Adjustment Request. Parent and the members of the Parent Group shall have identical rights, and New Fluor shall have identical obligations, with respect to Carryback items incurred by Parent or any other member of the Parent Group which may be carried back to (i) a Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the Parent Group or any member thereof, or
(ii) a Tax Period covered by a Consolidated or Combined Tax Return.

          (b) Carryovers. The New Fluor Group and its members shall be entitled to the benefit, following the Distribution, of any Carryover item incurred by any such member in (i) any Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the New Fluor Group or any member thereof, and (ii) any Tax Period covered by a Consolidated or Combined Return. Any such member which incurred any such Carryover item shall be entitled, to the extent permitted or required by Law, to obtain the benefit of such Carryover item by filing, if necessary, amended returns or refund claims based on the applicable Carryover item with the appropriate Tax Authority (any such filing, a "Carryover Adjustment Request"). Any Carryover item of Parent for any Tax Period including the Distribution Date will be treated as incurred by a member of the New Fluor Group only to the extent such Carryover item is apportioned hereunder to the portion of such Tax Period through the Distribution Date. In the event that any such filing of such a Carryover Adjustment Request or other action must be filed or taken by Parent to be effective, Parent shall effect such filing or take such action as is reasonably requested by New Fluor, and Parent shall otherwise cooperate with the New Fluor Group in seeking from the appropriate Tax Authority any Tax refund or other Tax Benefits that may reasonably be attributable to the Carryover item. Tax refunds or other Tax Benefits resulting from Carryovers to Separate Company Returns, and Tax refunds, Tax Benefits and reallocations of Consolidated or Combined Tax liabilities resulting from Carryovers to Consolidated or Combined Tax Returns, shall be paid, credited and/or allocated in accordance with, and shall be otherwise subject to, the provisions of Section 5.04(d). Parent and the members of the Parent Group shall have identical rights, and New Fluor shall have identical obligations, with respect to Carryover items incurred by Parent or any other member of the Parent Group in (i) any Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the Parent Group or any member thereof, or (ii) any Tax Period covered by a Consolidated or Combined Tax Return. The parties agree that the Tax Benefits attributable to any Carryover items which Parent has as of the Distribution Date with respect to any Tax Periods (or portions thereof) through the Distribution Date shall be allocable to New Fluor, and the provisions of this Section 5.04(b) shall apply to such Carryover items as if incurred by members of the New Fluor Group.

          (c) Other Audit Adjustment Requests. In the case of Tax Items other than Carrybacks and Carryovers, in the event that any member of the New Fluor Group determines that it is entitled to a Tax refund or other Tax Benefit pertaining to (i) a Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the New Fluor Group or any member thereof, or (ii) a Tax Period with respect to which a Consolidated or Combined Tax Return was filed, whether such determination results from an audit or examination of any such Tax Return by any Tax Authority or from a determination by the applicable New Fluor Group member that one or more Tax Items were not properly reported and treated on any such Tax Return, then the New Fluor Group or the applicable member thereof shall be entitled, to the extent permitted or required by Law, to obtain the benefit of such Tax refund or other Tax Benefit by filing amended returns or refund claims based on the applicable adjusted Tax Items with the appropriate Tax Authority (any such filing, an "Audit Adjustment Request"). It is intended that the provisions of this Section 5.04(c) shall apply (but not be limited) to an Audit Adjustment Request that results from and corresponds to an adjustment made by a Tax Authority in connection with any such Tax Return. By way of illustration, and without limitation, if, as a result of an examination of New Fluor Group's consolidated Federal Income Tax Return for its 1997 taxable year, the Internal Revenue Service requires the New Fluor Group to capitalize an item that had been deducted on such return, the New Fluor Group shall be entitled hereunder to require the Parent to file an Audit Adjustment Request for the 1998 taxable year (and later years, if applicable) to obtain a Tax refund or other Tax Benefit attributable to depreciation or amortization deductions in such years related to such items capitalized in 1997. In the event that any such filing of an Audit Adjustment Request or other action must be filed or taken by Parent to be effective, Parent shall effect such filing or take such action as is reasonably requested by New Fluor, and Parent shall otherwise cooperate with the New Fluor Group in seeking from the appropriate Tax Authority any such Tax refund or other Tax Benefit. Tax refunds or other Tax Benefits resulting from such Audit Adjustment Requests with respect to Separate Company Returns, and Tax refunds, Tax Benefits and reallocations of Consolidated or Combined Tax liabilities resulting from such Audit Adjustment Requests with respect to Consolidated or Combined Tax Returns, shall be paid, credited and/or allocated in accordance with, and shall be otherwise subject to, the provisions of Section 5.04(d). Parent and the members of the Parent Group shall have identical rights, and New Fluor shall have identical obligations, with respect to Audit Adjustment Requests by any member of the Parent Group related to (i) any Tax Period ending on or before, or which includes, the Distribution Date with respect to which a Separate Company Tax Return was filed by or on behalf of the Parent Group or any member thereof, and (ii) any Tax Period covered by a Consolidated or Combined Return.

          (d)  Audit Adjustment Reallocations and Payments.

               (i)  General.

          (A) The parties agree that any Tax refund or other Tax Benefit resulting from or attributable to an Audit Adjustment of a Separate Company Tax Return of the New Fluor Group shall be payable or otherwise allocable to New Fluor or other applicable members of the New Fluor Group, and any Tax refund or other Tax Benefit resulting from or attributable to an Audit Adjustment of a Separate Company Tax Return of the Parent Group shall be payable or otherwise allocable to Parent or other applicable member of the Parent Group, provided, however, such Tax refund or Tax Benefit shall be allocated to New Fluor to the extent it relates to a Separate Company Tax of the Parent with respect to a Tax Period ending on or before the Distribution Date (or any portion thereof treated as ending on the Distribution Date pursuant to Section 2.02(a) or Section 2.03) for which New Fluor is liable pursuant to the provisions of Section 2. In the case of any Audit Adjustments with respect to a Consolidated or Combined Tax Return resulting from a Carryback Adjustment Request, Carryforward Adjustment Request or Audit Adjustment Request, the following provisions shall apply: (A) the Responsible Company shall recompute and reallocate the Consolidated or Combined Tax liability, as adjusted, and issue a Tax Liability Reallocation Notice, in accordance with the principles and provisions of Section 5.02; (B) any Reallocation Deficit, together with interest thereon, shall be paid by New Fluor or Parent, as the case may be, in accordance with the provisions of
Section 5.02; (C) in applying the With/Without Allocation Method, the Tax Benefits attributable to any Audit Adjustment shall be those which result from the application of the Audit Adjustment to a Tax Return as previously (and most recently) adjusted, if applicable; for example, if one Company (the "First Company") incurs a Carryback to a Consolidated or Combined Tax Return that absorbs the full Tax Benefit available on such Tax Return with respect to that type of Carryback, and in a subsequent Tax Period the second Company (the "Second Company") incurs a similar Carryback which would have generated a Tax Benefit on such Consolidated or Combined Tax Return had the First Company's Carryback not occurred, such Second Company's Carryback shall not be deemed to result in any Tax Benefit on such Consolidated or Combined Tax Return that is not realized under applicable Law, and there shall be no reallocation or apportionment required (by reason of such unrealized Tax Benefit) with respect to the Tax Benefit derived by the First Company from its prior Carryback adjustment; and (D) if, as a result of such Audit Adjustments, a member of one Group (the "First Group Member") receives a Tax refund or Tax reduction which, under the foregoing principles, is payable or allocable to a member of the other Group (the "Second Group Member"), the First Group Member shall pay the amount thereof to the Second Group Member in accordance with the following provisions of this Section 5.04(d).

          (B) For purposes of applying the provisions of the foregoing Section 5.04(d)(i)(A) and other provisions of this Agreement involving Audit Adjustments, the parties' priority of entitlement to Audit Adjustments shall be determined, to the extent applicable, in accordance with statutory priorities, including priorities based on the Tax Periods in which the relevant Tax Items arise.

               (ii) Tax Refunds. If a member of the Parent Group receives from a Tax Authority a Tax refund payment, including but not limited to a payment of interest with respect to a Tax refund or other Tax adjustment (any such refund or interest payment, a "Tax Adjustment Payment"), and a member of the New Fluor Group is entitled to such Tax Adjustment Payment pursuant to the provisions of
Section 5.04(d)(i) and other applicable provisions of this Agreement, Parent shall pay, or cause to be paid, to New Fluor the amount of such Tax Adjustment Payment within 20 business days following receipt of the Tax Adjustment Payment by Parent or other member of the Parent Group (the "TAP Receipt Date"). If Parent does not pay such amount within 3 business days following such TAP Receipt Date, then Parent also shall pay to New Fluor, together with its payment to New Fluor of such Tax Adjustment Payment, interest on the amount of such Tax Adjustment Payment calculated at the Base Rate from the TAP Receipt Date to the date of Parent's payment hereunder to New Fluor. New Fluor shall have an identical obligation to pay to Parent any Tax Adjustment Payment, together with interest thereon, to which any member of the Parent Company is entitled pursuant to the provisions of Section 5.04(d)(i) and other applicable provisions of this Agreement.

               (iii) Tax Reductions. If, in lieu of a Tax Adjustment Payment that, if paid, would be payable to New Fluor pursuant to Section 5.04(d)(ii), a member of the Parent Group receives a reduction of Taxes otherwise payable by such member, including but not limited to a reduction of an interest obligation or other credit against interest obligations otherwise payable by such member (any such reduction or credit, a "Tax Adjustment Credit"), Parent shall pay to New Fluor, within 20 business days following the date on which the applicable Tax Authority gives effect to such Tax Adjustment Credit (the "TAC Adjustment Date"), the full amount of such Tax Adjustment Credit. If Parent does not pay such amount within 3 business days following the TAC Adjustment Date, then Parent also shall pay to New Fluor, together with its payment to New Fluor of the amount of such Tax Adjustment Credit, interest on the amount of such Tax Adjustment Credit calculated at the Base Rate from the TAC Adjustment Date to the date of Parent's payment hereunder to New Fluor. New Fluor shall have an identical obligation to pay to Parent the amount of any Tax Adjustment Credit, together with interest thereon, which any member of the New Fluor Group receives in lieu of a Tax Adjustment Payment that, if paid to a member of the New Fluor Group, would be payable by New Fluor to Parent pursuant to Section 5.04(d)(ii).

               (iv) Future Tax Benefits. If any member of the Parent Group receives or is credited with any Tax Item that will or may result in a Tax Benefit to such Parent Group member in future Tax Periods and which is allocable to a member of the New Fluor Group pursuant to the provisions of Section 5.04(d)(i) and other applicable provisions of this Agreement, Parent shall pay to New Fluor, within 20 business days following the due date (excluding extensions) of the Tax Return (the "TR Due Date") for any Tax Period in which the Parent Group (or any member thereof) realizes any portion of such Tax Benefit, the amount of such Tax Benefit realized in such Tax Period. If Parent does not pay such amount within 3 business days following such TR Due Date, then Parent also shall pay to New Fluor, together with its payment to New Fluor of such Tax Benefit amount, interest thereon calculated at the Base Rate from such TR Due Date to the date of Parent's payment to New Fluor of the payment required hereunder. New Fluor shall have an identical obligation to pay to Parent the amount of any future Tax Benefits realized by a member of the New Fluor Group which are allocable to members of the Parent Group pursuant to the provisions of
Section 5.04(d)(i) and other applicable provisions of this Agreement.

               (v) Certain Transferred Obligation Tax Benefits. The parties agree as follows:

                     (A) In connection with the Transactions and pursuant to the provisions of the Distribution Agreement and/or its related agreements among the parties, certain fixed or contingent obligations of Parent and Massey relating to periods prior to the Distribution Date, including, without limitation, compensation and benefit related obligations to or with respect to Pre-Distribution Parent Employees or Pre-Distribution Massey Employees (as those terms are defined in Section 5.04(vi)(D)), other than obligations related to Substituted Equity Incentives as provided for under Section 5.04(d)(vi), are being paid by (or reimbursed to Parent by), or assigned to and assumed by, New Fluor and/or other members of the New Fluor Group (collectively, the "Transferred Obligations"). Without limitation on the foregoing, it is intended that the provisions of this Section 5.04(v)(A) shall apply to (1) New Fluor's payment or other satisfaction (or reimbursement to Parent for its payment or other satisfaction) of deferred compensation obligations to Pre-Distribution Employees, as defined in Section 5.04(vi)(D), and (2) New Fluor's payment or other satisfaction (or reimbursement to Parent or A.T. Massey for its payment or other satisfaction) of amounts payable to Don L. Blankenship pursuant to the amendment to his employment agreement entered into in connection with the Distribution. Any Tax deduction or other Tax Benefit resulting from or attributable to the payment, reimbursement or other satisfaction of all or any portion of any such Transferred Obligation shall be allocable to the New Fluor Group member which pays, reimburses or otherwise satisfies such Transferred Obligation. Unless required otherwise by applicable Tax Law or the actions of a Tax Authority, the parties agree that the New Fluor Group shall be entitled to claim such Tax Benefit on the appropriate New Fluor Group Tax Return filed after the Distribution Date, and, except as provided under Section 5.04(d)(v)(B) below, the Parent Group shall not claim any such Tax Benefit on any Tax Return of the Parent Group.

                     (B) If, pursuant to applicable Tax Law or the actions of a Tax Authority, a member of the Parent Group is required to, or if New Fluor and Parent mutually agree that Parent shall, claim a deduction or other Tax Benefit attributable to the payment or other satisfaction by a New Fluor Group member of a Transferred Obligation, Parent shall pay to New Fluor the excess of (i) the amount of any Tax refund or Tax reduction which the Parent Group obtains as a result of, or which is otherwise attributable to, claiming such deduction or other Tax Benefit on its Tax Returns, over (ii) the amount of any Tax incurred by the Parent Group as a result of, or which is otherwise attributable to, the assumption, payment, reimbursement or other satisfaction of the Transferred Obligation by New Fluor and/or other members of the New Fluor Group (any such excess amount, the "Transferred Obligation Tax Benefit Amount"). Such Transferred Obligation Tax Benefit Amount shall be paid by Parent to New Fluor within 20 business days following the date (herein the "Transferred Obligation Tax Benefit Date") as of which the Parent Group receives any such Tax refund and/or is credited with or otherwise receives the benefit of any such Tax reduction (which Date, in the case of a Parent Tax Return on which Parent originally claims a deduction or other Tax Benefit attributable to the payment or other satisfaction of a Transferred Obligation, shall be the due date (determined without regard to extensions) for the filing of such Return). If Parent does not make such payment within 3 business days following the Transferred Obligation Tax Benefit Date, then Parent also shall pay to New Fluor, together with such payment to New Fluor, interest on such Transferred Obligation Tax Benefit Amount calculated at the Base Rate from the Transferred Obligation Tax Benefit Date to the date of the payment hereunder. If, pursuant to an Audit Adjustment, a Tax Authority disallows a Tax Benefit claimed by the New Fluor Group on its Tax Returns with respect to the payment or other satisfaction of such a Transferred Obligation, New Fluor shall be entitled to require Parent to seek to obtain the Tax Benefits attributable thereto pursuant to the provisions of Section 5.04(c), in which case Parent shall be obligated to pay to New Fluor the amount of any Tax Benefits obtained, together with interest, in accordance with the provisions of this Section 5.04(d)(v)(B) and the foregoing provisions of this Section 5.04(d).

                     (C) In connection with its payment or other satisfaction of all or any portion of a Transferred Obligation, New Fluor shall pay, make, withhold and/or deposit all employment and payroll Taxes and Tax withholdings as required under applicable Tax Laws. If, pursuant to applicable Tax Law or the actions of a Tax Authority, a member of the Parent Group is required to, or if New Fluor and Parent mutually agree that Parent shall, claim a deduction or other Tax Benefit attributable to the payment or other satisfaction of all or any portion of a Transferred Obligation, or if a member of the Parent Group is otherwise required to pay employment or payroll Taxes with respect to the payment or other satisfaction of all or any portion of a Transferred Obligation, then New Fluor shall reimburse Parent for the full amount of such employment and payroll Taxes paid by Parent, with such reimbursement to be made within three business days following New Fluor's receipt of demand therefor from Parent.

               (vi) Certain Equity Incentive Tax Benefits. The parties agree as follows:

                     (A) In connection with the Transactions and pursuant to the provisions of the Distribution Agreement and/or its related agreements among the parties, certain Pre-Distribution Equity Incentives (as defined herein) will be cancelled and in lieu thereof New

Fluor will, effective as of the Distribution, issue or grant New Fluor Substituted Equity Incentives (as defined herein) to the parties holding such cancelled Pre-Distribution Equity Incentives immediately prior to the Distribution. Any Tax deduction or other Tax Benefit resulting from or attributable to the vesting, exercise, purchase, cancellation, payment or other disposition or satisfaction of all or any portion of a New Fluor Substituted Equity Incentive, including, without limitation, a payment of cash in lieu of issuing a New Fluor Substituted Equity Incentive (any such action or event, a "Satisfying" or "Satisfaction") shall be allocable to the New Fluor Group member which Satisfies such New Fluor Substituted Equity Incentive. Without limitation on the foregoing, the parties agree that if New Fluor pays cash to, or pays cash into a fund or account for the benefit of, a Pre-Distribution Massey Employee (as defined below) in consideration for the sale or cancellation of, or in lieu of the issuance of, a New Fluor Substituted Equity Incentive issued or otherwise issuable (as applicable) to such Employee (whether or not the vesting thereof is accelerated as a result of the Distribution), such payment by New Fluor shall be deemed a Satisfaction to which the provisions of this section 5.04(d)(vi) apply. Also in connection with the Transactions, New Fluor will be making payments to, or into an account on behalf of, Pre-Distribution Massey Employees (including reimbursements to Parent or A.T. Massey for such payments) in cancellation or other Satisfaction of Parent Substituted Equity Incentives (as defined herein), and the parties agree that any Tax deduction or other Tax Benefit resulting from or attributable to the purchase or other Satisfaction of any such Parent Substituted Equity Incentive shall be allocated to the New Fluor Group member which Satisfies such Parent Substituted Equity Incentive. Without limitation on the foregoing, it is intended that the foregoing provisions of this Section 5.04(vi)(A) shall apply to New Fluor's payment or other satisfaction (or reimbursement to Parent or A.T. Massey for its payment or other satisfaction) of
(1) amounts payable to Pre-Distribution Employees in cancellation of, or with respect to, options to acquire Parent stock, and (2) amounts payable to Don L. Blankenship in cancellation of, or with respect to, Pre-Distribution Equity Incentives pursuant to the amendment to his employment agreement entered into in connection with the Distribution. Unless required otherwise by applicable Tax Law or the actions of a Tax Authority, the parties agree that the New Fluor Group shall be entitled to claim such deduction or other Tax Benefit on the appropriate New Fluor Group Tax Return filed after the Distribution Date, and, except as provided under Section 5.04(d)(vi)(B) below, the Parent Group shall not claim any such deduction or other Tax Benefit on any Tax Return of the Parent Group.

                    (B) If, pursuant to applicable Tax Law or the actions of a Tax Authority, a member of the Parent Group is required to, or if New Fluor and Parent mutually agree that Parent shall, claim a deduction or other Tax Benefit attributable to the Satisfaction by a New Fluor Group member of a New Fluor Substituted Equity Incentive, Parent shall pay to New Fluor the excess of (i) the amount of any Tax refund or Tax reduction which the Parent Group obtains as a result of, or which is otherwise attributable to, claiming such deduction or other Tax Benefit on its Tax Returns, over (ii) the amount of any Tax incurred by the Parent Group as a result of, or which is otherwise attributable to, the assumption, payment, reimbursement or other Satisfaction of the New Fluor Substituted Equity Incentive by New Fluor and/or other members of the New Fluor Group (any such excess amount, the "Substituted Incentive Tax Benefit Amount"). Such Substituted Incentive Tax Benefit Amount shall be paid by Parent to New Fluor within 20 business days following the date (herein the "Substituted Incentive Tax Benefit Date") as of which the Parent Group receives any such Tax refund and/or is credited with or otherwise receives the benefit of any such Tax reduction (which Date, in the case of a Parent Tax Return on which Parent originally claims a deduction or other Tax Benefit attributable to the Satisfaction of a New Fluor Substituted Equity Incentive, shall be the due date (determined without regard to extensions) for the filing of such Return). If Parent does not make such payment within 3 business days following the Substituted Incentive Tax Benefit Date, then Parent also shall pay to New Fluor, together with such payment to New Fluor, interest on such Substituted Incentive Tax Benefit Amount calculated at the Base Rate from the Substituted Incentive Tax Benefit Date to the date of the payment hereunder. If, pursuant to an Audit Adjustment, a Tax Authority disallows a Tax Benefit claimed by the New Fluor Group on its Tax Returns with respect to the Satisfaction of such a New Fluor Substituted Equity Incentive, New Fluor shall be entitled to require Parent to seek to obtain the Tax Benefits attributable thereto pursuant to the provisions of Section 5.04(c), in which case Parent shall be obligated to pay to New Fluor the amount or value of any Tax Benefits obtained, together with interest, in accordance with the provisions of this Section 5.04(d)(vi)(B) and the foregoing provisions of this Section 5.04(d). The parties agree that if, pursuant to the foregoing provisions, Parent claims a Tax Benefit on behalf of New Fluor with respect to an unvested New Fluor Substituted Equity Incentive (or if Parent claimed a Tax Benefit with respect to a Pre-Distribution Equity Incentive) and such Tax Benefit is disallowed and recaptured to any extent by reason of a failure to satisfy (including but not limited to termination of employment by the holder of such Incentive prior to satisfaction) all or any portion of the applicable vesting requirement, the recaptured Tax Benefit shall be a Disallowed Tax Benefit subject to the provisions of Section 5.04(f)(i)(B).

                     (C) In connection with its Satisfaction of any New Fluor Substituted Equity Incentive, New Fluor shall pay, make, withhold and/or deposit all employment and payroll Taxes and Tax withholdings as required under applicable Tax Laws. If, pursuant to applicable Tax Law or the actions of a Tax Authority, a member of the Parent Group is required to, or if New Fluor and Parent mutually agree that Parent shall, claim a deduction or other Tax Benefit attributable to the Satisfaction of a New Fluor Substituted Equity Incentive, or if a member of the Parent Group is otherwise required to pay employment or payroll Taxes with respect to a Satisfaction of a New Fluor Substituted Equity Incentive, then New Fluor shall reimburse Parent for the full amount of such employment and payroll Taxes paid by Parent, with such reimbursement to be made within three business days following New Fluor's receipt of demand therefor from Parent.

                     (D) For purposes of Section 5.04(d)(v) and this Section 5.04(d)(vi), the following definitions shall apply:

                         (1)  The term "Equity Incentive" shall mean any
restricted stock (or related unit), stock appreciation right, stock option, shadow stock or other equity-based compensation which is issued, granted or otherwise transferred by a corporation to its (or its Affiliate's) employees, directors or consultants.

                         (2)  The term "New Fluor Substituted Equity Incentive"
shall mean an Equity Incentive which was issued or granted by New Fluor in exchange or substitution for a Pre-Distribution Equity Incentive.

                         (3)  The term "Parent Substituted Equity Incentive"
shall mean an Equity Incentive which was issued or granted by Parent in exchange or substitution for a Pre-Distribution Equity Incentive.

                         (4)  The term "Pre-Distribution Employee" shall mean
any Pre-Distribution Parent Employee and any Pre-Distribution Massey Employee.

                         (5)  The term "Pre-Distribution Equity Incentive" shall
mean an Equity Incentive which was issued or granted by Parent and which is outstanding immediately prior to the Distribution.

                         (6)  The term "Pre-Distribution Massey Employee" shall
mean an individual who was employed by one or more members of the Massey Group prior to the Distribution, including former employees who retired or otherwise terminated employment prior to the Distribution.

                         (7)  The term "Pre-Distribution Parent Employee" shall
mean an individual who was employed by Parent prior to the Distribution, including former employees who retired or otherwise terminated employment prior to the Distribution.

                         (8)  The term "Substituted Equity Incentives" shall
mean, collectively, New Fluor Substituted Equity Incentives and Parent Substituted Equity Incentives.

               (vii) Other Tax Benefits. If any member of one group (the "First Group Member") receives any Tax Benefit not described in the foregoing clauses
(i), (ii), (iii), (iv), (v) and (vi) but which is payable or allocable to a member of the other Group (the "Second Group Member") in accordance with the principles underlying the Tax liability and Tax Benefit allocation provisions of
Section 2 and the foregoing provisions of this Section 5, such First Group Member shall pay the amount of such Tax Benefit to the Second Group Member within 20 business days following the date on which the First Group Member receives such Tax Benefit through a refund of or reduction in Tax (the "Other Tax Benefit Date"). If the First Group Member does not make such payment within 3 business days following the Other Tax Benefit Date, such First Group Member shall also pay to the Second Group Member, together with such payment, interest thereon calculated at the Base Rate from such Other Tax Benefit Date to the date of the First Group Member's payment hereunder to the Second Group Member.

          (e) Offset For Federal Income Tax Burdens. Notwithstanding the provisions of Section 5.04 specifying the amount of payment to be made by one Group (the "First Group") to a member of the other Group (the "Second Group") by reason of the receipt or accrual by the First Group of a Tax refund, Tax reduction or other Tax Benefit that under this Agreement is allocable to the Second Group (any such refund, reduction or other benefit, the "Reallocable Tax Benefit"), if (i) the First Group is required, for Federal Income Tax purposes, to recognize income with respect to its receipt or accrual of all or any portion of such Reallocable Tax Benefit (any such portion, the "Taxable Portion"), and
(ii) such Taxable Portion exceeds the amount of the Federal Income Tax deduction to which the First Group is entitled by reason of its payment of (or accrual of the obligation to pay) the Reallocable Tax Benefit to the Second Group (such excess, the "Taxable Excess"), then (iii) the amount of the Reallocable Tax Benefit shall be reduced by the First Group's Federal Income Tax liability attributable to such Taxable Excess.

          (f) Additional Audit Adjustment Rules. Notwithstanding the foregoing provisions of this Section 5.04, the parties agree as follows:

               (i) If a member of one Group (the "First Group Member") is required, pursuant to the provisions of subsection (a), (b), (c), (d)(v)(B) or
(d)(vi)B) of this Section 5.04, to file amended returns or refund claims or to take other actions to obtain a Tax refund or other Tax Benefit on behalf of a member of the other Group (the "Second Group Member"), the reasonable costs and expenses incurred by such First Group Member in connection with such filing or other action shall be paid by the Second Group Member, and to the extent such costs and expenses have not been paid at the time of any payment pursuant to
Section 5.04(d), the amount of such costs and expenses may be offset against such payment.

               (ii) If, pursuant to the actions of any Tax Authority, all or any portion of the Tax Benefit obtained by a member of one Group (the "First Group Member") on behalf of a member of the other Group (the "Second Group Member") is disallowed or otherwise reversed (such portion, the "Disallowed Tax Benefit), then (1) if the relevant Tax Benefit payment has not yet been paid by the First Group Member to the Second Group Member, such Tax Benefit payment shall be reduced by the amount of the Federal Income Tax liability incurred by the First Group Member as a result of the disallowance or other reversal of the Disallowed Tax Benefit (such liability, the "Disallowed Tax Benefit Tax Liability"), or (2) if such Tax Benefit payment has been paid, the Second Group Member shall pay to the First Group Member an amount equal to the Disallowed Tax Benefit Tax Liability plus interest at the Base Rate on the amount of such Disallowed Tax Benefit Tax Liability from the date of the payment of the Tax Benefit by the First Group Member to the Second Group Member to the date of payment hereunder of said Disallowed Tax Benefit Tax Liability to the First Group Member.

               (iii) If a member of the Parent Group or a member of the New Fluor Group, as the case may be, receives a Carryback Adjustment Request, Carryforward Adjustment Request or an Audit Adjustment Request from a member of the other Group, the party receiving such request may, in lieu of filing or otherwise processing the amended return or refund claim or taking any other action so requested, pay to the requesting party the amount of the Tax refund, interest payment or other Tax Benefit which the requesting party wishes to obtain pursuant to the applicable Adjustment Request.

               (iv) Notwithstanding the foregoing provisions of this Section 5.04, neither Company shall be obligated to take any action with respect to any Carryback Adjustment Request, Carryforward Adjustment Request or Audit Adjustment Request if the amount of Tax Benefit to be obtained through such Request does not exceed $10,000 (any such Request, a "Nonmandatory Request"), provided, however, at such time as the aggregate amount of all such Nonmandatory Requests made by a Group and which are not barred by an applicable statute of limitations exceeds $50,000, then all such Nonmandatory Requests must be acted on without regard to the $10,000 threshold provided for hereunder, provided, however, no action shall be required with respect to subsequent Nonmandatory Requests until such time as such subsequent

Nonmandatory Requests not barred by the statute of limitations exceed $50,000 (with the foregoing provisions to apply to ongoing series of Nonmandatory Requests).

     5.05 Treatment of Payments; Tax Gross-Up; Certain Tax Offsets.

          (a) General. The parties agree that, except as otherwise contemplated under Section 5.05(b) or as otherwise required pursuant to a change in applicable Tax Laws or an action of a Tax Authority following the Distribution Date, any payment by a member of one Group to a member of the other Group pursuant to Section 5.01, Section 5.02 or Section 5.04 shall be treated for Income Tax purposes by the payor and the recipient as a non-taxable capital contribution or non-taxable distribution, as appropriate, occurring prior to the Distribution, but only to the extent such payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation 1.1502-33(d) or under comparable principles of other applicable Tax Laws.

          (b)  Interest Payments.  The parties agree as follows:

               (i) To the extent that any payment pursuant to Section 5.04 by a member of one Group to a member of the other Group is attributable to interest received by or credited to the payor from a Tax Authority, then to the extent permitted by Law the parties shall either (A) treat the payor as receiving such interest portion as agent for the recipient, in which case the recipient shall treat such interest portion as interest income to the recipient (includable in income to the extent provided by Law), or (B) both payor and recipient shall treat such interest portion of the payment as an expense paid by the payor (deductible to the extent provided by Law) and income to the recipient (includable in income to the extent provided by Law).

               (ii) To the extent that any payment pursuant to Section 5.04 by a member of one Group to a member of the other Group is attributable to interest paid by the recipient to a Tax Authority, then to the extent permitted by Law the parties shall either (A) treat the recipient as paying such interest portion to the Tax Authority as agent for the payor, in which case the recipient shall not treat such interest portion as interest income to or interest expense of the recipient and the payor shall treat such interest portion as interest expense of the payor (deductible to the extent provided by Law), or (B) both payor and recipient shall treat such interest portion of the payment as an expense paid by the payor (deductible to the extent provided by Law) and income to the recipient (includable in income to the extent provided by Law).

               (iii) To the extent that any payment pursuant to Section 5.01 or
Section 5.02 or Section 5.04 constitutes (A) a payment of interest by the payor under Section 5.01 or Section 5.02 with respect to the period from the date the recipient paid a Tax liability allocable to the payor until the date of the payment under Section 5.01 or Section 5.02, or (B) a payment of interest by the payor under Section 5.04 with respect to the period from the date the payor received a Tax Benefit allocable to the recipient until the date of the payment under Section 5.04, both payor and recipient shall treat such interest portion of the payment as interest expense paid by the payor (deductible to the extent provided by Law) and interest income to the recipient (includible in income to the extent provided by Law).

          (c) Gross-Up. If, notwithstanding the tax treatment contemplated under Section 5.05(a) with respect to payments made by a member of one Group (the "First Group Member") to a member of the other Group (the "Second Group Member"), the Second Group Member is required to treat as taxable income any portion of the payment from the First Group Member other than any interest portion thereof as described in Section 5.05(b) (such taxable portion, the "Taxable Intercompany Payment"), then the First Group Member shall be obligated to pay to the Second Group Member an additional payment in an amount such that
(x) the sum of such additional payment plus the Taxable Intercompany Payment, less (y) the amount of Income Taxes payable by the recipient with respect to the accrual or receipt of such additional payment and the Taxable Intercompany Payment, equals the amount of the Taxable Intercompany Payment.

          (d) Offset For Certain Federal Tax Benefits. Notwithstanding the provisions of Section 5.01 through 5.04 specifying the amount of payments (inclusive of interest, penalties and additions) from one Group to the other Group related to State Income Taxes, Foreign Income Taxes or other Taxes other than Federal Income Taxes (any such payment, an "Intergroup Non-Federal Tax Payment"), if (i) the Group receiving such Intergroup Non-Federal Tax Payment (the "Recipient Group") is entitled to claim a Tax deduction or Tax credit for Federal Income Tax purposes with respect to its payment or accrual of all or any portion of the Tax to which such Intergroup Non-Federal Tax Payment pertains (any such portion of such Tax, the "Federal Tax Benefited Amount"), and (ii) all or any portion of such Federal Tax Benefited Amount is not deductible for Federal Income Tax purposes by the paying Group and is not includible in income of the Recipient Group for Federal Income Tax purposes (such portion not deductible and not includable, the "Nontaxable Portion"), then (iii) the amount of such Intergroup Non-Federal Tax Payment shall be reduced by the value of the Recipient Group's Federal Income Tax Benefit attributable to such Nontaxable Portion. By way of illustration of the foregoing, if New Fluor is otherwise obligated under this Agreement to make a payment of $1,000,000 to Parent related to a State Income Tax that is allocable under this Agreement to the New Fluor Group but as to which (x) Parent will be entitled to claim a Federal Income Tax deduction, and (y) in accordance with the principles of Section 5.05(a), such payment from New Fluor to Parent is neither deductible by New Fluor nor includible in income by Parent, then (y) the amount of the payment from New Fluor to Parent shall be reduced to $650,000 if Parent's applicable Federal Income Tax rate is 35%.

     5.06 Method of Payment. All payments made by one Company (or its Affiliates) to the other Company (or its Affiliates) under this Agreement shall be made in immediately available funds.

     5.07 Late Payments. Any amount payable by one party (the "first party") to another party (the "second party") under this Agreement which is not paid on or before expiration of the period within which such payment is required to be made pursuant to this Agreement shall bear interest from such expiration date until such payment is made at the Base Rate plus two percentage points, provided, however, such interest rate shall not exceed the rate permissible under applicable usury laws (if such laws are applicable). To the extent interest required to be paid under this Section 5.07 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 5.07 or the interest rate provided under such other provision.

     Section 6.  Intentionally Omitted.

     Section 7.  Assistance and Cooperation.

     7.01 General. After the Distribution Date, each Company shall cooperate (and cause its respective Affiliates to cooperate) with the other Company and with the other Company's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the other Company and its Affiliates, including, without limitation, (i) the preparation and filing of Tax Returns,
(ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed, and (v) establishing the tax basis of any asset held by either Company or its Affiliates at any time prior to the Distribution. Such cooperation shall include but not be limited to
(1) making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in
Section 8.02 and (2) promptly notifying and forwarding to the appropriate Company any notice or other correspondence from any Tax Authority that is received by one Company but intended for the other Company. Each Company shall also make available to the other Company, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Company or its Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with items (i) through (iv) in the first sentence of this Section 7.01. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

     7.02 Income Tax Return Information. Each of the Companies will provide information and documents relating to its Group to the other Company as required for Tax Return preparation purposes. New Fluor and Parent shall cause the members of their respective Groups to provide Tax Return information to the Responsible Company in a form suitable for filing (except for consolidating and other adjustments which would normally be made by the Responsible Company) at least seventy-five days prior to the due date (including extensions) of the particular Tax Return.

     7.03 Shareholder Information Letter. New Fluor shall prepare a letter (subject to Parent's review and comments), to be sent to all persons who are holders of record of Parent stock immediately prior to the Distribution, advising such shareholders (i) of the principal Federal Income Tax consequences to such shareholders resulting from the Distribution as determined pursuant to the Ruling, (ii) the method by which such shareholders can allocate the tax basis in their pre-Distribution stock among the shares of Parent stock and New Fluor stock that such shareholders hold following the Distribution, and (iii) such other matters related to the Distribution as New Fluor deems appropriate. New Fluor shall pay (or reimburse Parent for) the costs of printing and mailing such letter to such shareholders.

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

     Section 8.  Tax Records.

     8.01 Retention of Tax Records. The Companies shall preserve and keep all Tax Records and supporting information and documentation relating to their respective Groups for Tax Periods ending before, on or including the Distribution Date for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statute of limitation (including extensions thereof) or (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation (including extensions thereof) and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed and shall describe in reasonable detail each file, book, or other record accumulation which is to be disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

     8.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours and upon reasonable notice, all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, refund claims, audits, litigation, or the resolution of any matter under this Agreement. Without limitation on the foregoing, each Company (the "First Company") shall provide the other Company (the "Second Company") with reasonable access to Tax Returns (including the workpapers related thereto) filed by the First Company or members of its Group following the Distribution Date for the purpose of enabling the Second Company to determine whether, when and to what extent a Tax Benefit allocable hereunder to the Second Company results in a Tax refund or Tax reduction for the First Company.

     8.03 Copies of Consolidated or Combined Tax Returns. Within ten days after filing any Consolidated or Combined Tax Return, the Responsible Company shall provide a true and correct copy of such Tax Return to the Other Company.

     Section 9.  Tax Contests.

     9.01 Notice Requirement. A party to this Agreement (the "First Party") shall provide, within 15 business days after such First Party (or any member of the First Party's Group) actually receives official written notification thereof, notice to the other party (the "Second Party") of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest related to Taxes which are, or may reasonably be expected to be, allocable to and payable by such Second Party pursuant to the provisions of this Agreement. Such notice shall contain factual information (to the extent known by the First Party) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notices or other documents received from any Tax Authority in respect of any such matters. If the First Party fails to give the Second Party such notice of such asserted Tax liability, then (i) if the Second Party is precluded from contesting the asserted Tax liability in all otherwise available forums as a result of the failure to give such notice, the Second Party shall have no obligation to pay to the First Party any Taxes arising out of such asserted Tax liability which are otherwise allocable to the Second Party under this Agreement, unless the Tax Contest Committee (as defined in Section 9.02(b)) determines that it is highly unlikely that contesting the Tax liability would have materially reduced the amount of the Tax liability allocable to the Second Party, and (ii) if the Second Party is not precluded from contesting the asserted Tax liability in all otherwise available forums, but such failure to give such notice results in a monetary detriment to the Second Party, then any amount which the Second Party is otherwise required to pay to the First Party pursuant to this Agreement shall be reduced by the amount of such detriment, as established to the reasonable satisfaction of the Tax Contest Committee.

     9.02 Control of Tax Contests.

          (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any matters involved in such Tax Contest.

          (b) Consolidated or Combined Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Tax, (i) Parent shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Parent Adjustment, including settlement of any such Parent Adjustment, (ii) New Fluor shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any New Fluor Adjustment, including settlement of any such New Fluor Adjustment, and (iii) a committee constituted as provided herein (the "Tax Contest Committee") shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Parent Adjustment or New Fluor Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by Parent (as designated in writing to New Fluor) and one person selected by New Fluor (as designated in writing to Parent). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the agreement of both persons serving on the Tax Contest Committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 15 of this Agreement shall apply.

          (c) Cooperation with Controlling Party. In the event that one or more members of a Group (the "First Group Members") have the responsibility and authority, pursuant to applicable Tax Law, to file or amend Tax Returns and to take and/or do other actions related to a Tax Contest that, pursuant to this
Section 9.02, is subject to the control of a member of the other Group (the "Second Group Member"), such First Group Members shall execute all such documents and take all such actions as may be reasonably requested by the Second Group Member for the purpose of implementing and effecting the Second Group Member's defense and prosecution of such Tax Contest.

          (d) Powers of Attorney. Each member of the Parent Group shall execute and deliver to New Fluor and/or the members of the Tax Contest Committee, and each member of the New Fluor Group shall execute and deliver to Parent and/or to the members of the Tax

Contest Committee, any power of attorney reasonably requested by any such party or person as necessary to allow it/them to control the defense or prosecution of a Tax Contest in accordance with the provisions of Section 9.02(a) or Section 9.02(b), provided, however, that such power of attorney shall not expand the rights of such controlling party or person beyond that provided for under
Section 9.02(a) or Section 9.02(b).

          (e) Agreements Affecting Other Company. Notwithstanding the foregoing provisions of this Section 9.02, a Company shall not agree to any Tax liability for which the other Company may be liable under this Agreement, or compromise any claim for any Tax Benefit to which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may not be unreasonably withheld).

     Section 10. Effective Date. This Agreement shall be effective on the Distribution Date.

     Section 11.  Certain Representations and Covenants.

          (a) No Inconsistent Plan or Intent. Each of A.T. Massey and New Fluor hereby represents and warrants to the other that:

               (i) neither it nor any member of its Group (which, in the case of New Fluor, includes Parent through the Distribution Date) has taken, and as of the Distribution Date neither it nor any member of its Group (which, in the case of New Fluor, includes Parent through the Distribution Date) has a plan or intention to take, any action that would result in any Tax liability being imposed with respect to the Distribution pursuant to the application of the provisions of Code Section 355(e); and

               (ii) neither it nor any member of its Group (which, in the case of New Fluor, includes Parent through the Distribution Date) has taken, nor as of the Distribution Date has any plan or intention to take, any other action which is inconsistent with any material factual statements or representations in the Ruling Request.

          (b) Restriction on Prohibited Actions. Each of Parent and New Fluor hereby covenants and agrees that following the Distribution it will not take any action, and it will cause its Affiliates to refrain from taking any action, which would result in a Tax treatment of the Transactions that is inconsistent in any material respect with the Tax treatment of the Transactions as contemplated in the Ruling Request or, if different, in the Ruling (any such action, a "Prohibited Action"), unless such Prohibited Action is required by Law or the person taking the action has obtained the prior written consent of the other parties to this Agreement. Without limitation on the foregoing, the parties intend that the restrictions on Prohibited Actions provided for herein shall apply during and following the two-year restriction period described in
Section 11(c).

          (c) Restriction on Certain Other Actions. Each of New Fluor and Parent hereby covenants and agrees that prior to the second anniversary of the Distribution it will not take, and it will cause its Affiliates to refrain from taking, any action that would be inconsistent with any representations under
Section 11(a) if such party had planned or intended (as of the Distribution
Date) to take such action, provided, however, such an action may be taken during such two-year period if such action is required by Law or the person taking the action has obtained the prior written consent of the other parties to this Agreement.

          (d) Restriction on Amending or Supplementing Ruling Request. Each of Parent and New Fluor hereby covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request subsequent to the Distribution Date without the written consent of the other parties to this Agreement.

     Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

     Section 13. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 96-60, 1996-2 C.B. 399 (if such Revenue Procedure is applicable), with respect to wage reporting for employees who transfer from a member of one Group to a member of the other Group in connection with the Transactions.

     Section 14.  Mutual Covenants and Indemnifications.

          (a) New Fluor. New Fluor hereby covenants and agrees that it will (i) perform or cause to be performed all obligations of the members of the New Fluor Group under this Agreement, including, without limitation, the obligations of the members of the New Fluor Group to pay, when due, Tax liability payments to Tax Authorities and payments to members of the Parent Group in accordance with the provisions of Section 5, and (ii) indemnify and hold harmless Parent and all other members of the Parent Group from and against any Losses (as defined hereinbelow) incurred by any member of the Parent Group as a result of any breach of any covenant, representation or warranty of New Fluor under this Agreement or any failure by any member of the New Fluor Group to fully perform its obligations under this Agreement.

          (b) Parent. Parent hereby covenants and agrees that it will (i) perform or cause to be performed all obligations of the members of the Parent Group under this Agreement, including, without limitation, the obligations of the members of the Parent Group to pay, when due, Tax liability payments to Tax Authorities and payments to members of the New Fluor Group in accordance with the provisions of Section 5, and (ii) indemnify and hold harmless New Fluor and all other members of the New Fluor Group from and against any Losses incurred by any member of the New Fluor Group as a result of any breach of any covenant, representation or warranty of Parent and/or A.T. Massey under this Agreement or any failure by any member of the Parent Group to fully perform its obligations under this Agreement.

          (c) Losses. For purposes of this Section 14, the term "Losses" means any and all damages, liabilities, claims, demands, proceedings, settlements, judgments, awards, fees, charges, Taxes, costs or other expenses (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors, but not including the cost of "in-house" attorneys, accountants and other employees of a party.)

          (d)  Tax Adjustments.

               (i) The amount of any indemnification payment otherwise payable under this Agreement or under the Distribution Agreement shall be (i) decreased by the amount of any Federal or State Income Tax Benefit actually realized by the indemnified party as a result of the Loss giving rise to the indemnification, and (ii) increased by (A) the amount of any Federal or State Income Tax required to be paid by the indemnified party as a result of its accrual or receipt of the indemnification payment, plus (B) the amount of any Federal or State Income Tax required to be paid by the indemnified party as a result of its accrual or receipt of any payments payable pursuant to this
Section 14(d)(i). For all purposes of this Section 14(d), (i) the amount of any State Income Tax Benefit or cost shall be based on a rate, which is deemed to take into account the Federal Income Tax effect of such benefit or cost, of 4%;
(ii) a Tax Benefit is a reduction in the amount of Income Tax paid or due and payable, whether realized as a refund or as a credit or other reduction in Tax liability; (iii) the amount of any Tax Benefit or cost for any taxable period will be the difference between (A) the amount of the indemnified party's Tax liability taking into account the amount of Loss or indemnity payment, as appropriate, actually included in computing taxable income for the current or any prior taxable period and (B) the amount that would be the indemnified party's Tax liability for the current or any prior taxable period (as applicable) if such amount of Loss or indemnity payment were not taken into account in computing taxable income; (iv) if the indemnified party files or is included in a consolidated, combined, unitary or similar Income Tax Return for a taxable period, the preceding amounts will be computed on the appropriate consolidated, combined, unitary or similar basis for that taxable period; and
(v) the term "Loss" shall have the meaning specified in this Agreement or the Distribution Agreement depending on whether the indemnification payment arises under this Agreement or the Distribution Agreement. In the year an indemnification payment is made, the parties shall cooperate to determine the amount of adjustment (if any) to be made pursuant to this Section 14(d)(i). In doing so, the amount of any Federal Income Tax Benefit or cost for the taxable period in which the payment is to be made will be based on the indemnified party's best estimate of such amount, which estimate shall be in writing (an "Adjustment Estimate Notice") and shall include an explanation, in reasonable detail, of the facts and assumptions underlying such estimate. Any payment required pursuant to this Section 14(d)(i) shall be made on or before the later of (x) the date on which the applicable indemnification payment is made pursuant to this Agreement or the Distribution Agreement (as applicable), or (y) 10 business days following the date on which the indemnified party receives the Adjustment Estimate Notice.

               (ii) Promptly after the indemnified party files its Federal Income Tax Return for the taxable period as to which an Adjustment Estimate Notice is given pursuant to Section 14(d)(i), the indemnified party shall notify the indemnifying party in writing of the actual amount of the Federal Income Tax Benefit or cost that was previously estimated and shall provide to the indemnifying party the computation, in reasonable detail, of such actual amount and such supporting documentation as the indemnifying party reasonably requests to verify the computation. The parties shall cooperate in good faith to determine the amount of any difference (the "True-Up Amount") between (i) the amount that was paid by the indemnifying party based on the prior estimate (the "Prior Payment") and (ii) the amount that would have been payable by the indemnifying party if the parties had known the actual amount of such benefit or cost. Within 3 business days following determination of the True-Up Amount, the indemnifying party shall pay to the indemnified party or the indemnified party shall pay to the indemnifying party, as appropriate, the True-Up Amount, plus interest on the True-Up Amount at the Base Rate from the date of the Prior Payment to the date the True-Up Amount is paid. In addition, if the True-Up Amount is payable by the indemnifying party, the indemnifying party also shall pay to the indemnified party the amount necessary to reimburse the indemnified party for any Federal or State Income Tax cost incurred as a result of its accrual or receipt of the True-Up Amount and any amounts payable pursuant to this sentence. For this purpose, the Federal Income Tax rate applicable to any taxable portion of the True-Up Amount and the amount payable pursuant to the preceding sentence shall be deemed to be the same as the marginal rate applicable to the indemnified party for the taxable period in which the Prior Payment was made.

               (iii) No adjustment in the amount of an indemnification payment shall be made at the time of payment of such indemnification payment to take into account any Federal or State Income Tax Benefit not actually realized in, or any Federal or State Income Tax cost not actually paid or payable for, the taxable period in which the indemnification payment is made or an earlier period, whether or not any such benefit or cost may, under applicable Tax law, be taken into account and realized or incurred in a future Tax Period. However, if a Federal or State Income Tax Benefit or cost described in this Section 14(d) is actually realized in or becomes payable for one or more taxable periods (each, a "Subsequent Period") after the taxable period in which an indemnification payment has been made, then (i) the indemnified party shall pay to the indemnifying party an amount equal to the excess of such Tax Benefit over such Tax cost for such Subsequent Period, or (ii) the indemnifying party shall pay to the indemnified party an amount equal to the excess of such Tax cost over such Tax Benefit for such Subsequent Period, plus the amount of any Federal or State Income Tax required to be paid by the indemnified party as a result of its accrual or receipt of any amounts payable by the indemnifying party pursuant to this Section 14(d)(iii). For each Subsequent Period, the indemnified party shall notify the indemnifying party in writing of the amount of any such Tax Benefit or Tax cost no later than the date on which the indemnified party files its Federal Income Tax Return for the Subsequent Period, with such notice (a "Subsequent Period Adjustment Notice") to include an explanation, in reasonable detail, of the facts and assumptions underlying the indemnifying party's calculation of the payments required hereunder. The parties shall cooperate in good faith to determine the amount payable by or to the indemnified party under this paragraph with respect to any Subsequent Period. Any payment made more than 60 calendar days after (i) the date the indemnified party gives such Subsequent Period Adjustment Notice to the indemnifying party, in the case of a payment to the indemnified party, or (ii) the date the indemnified party files its Federal Income Tax Return for the Subsequent Period, in the case of a payment by the indemnified party, shall include interest at the Base Rate from the expiration of such 60-day period to the date of payment. A Subsequent Period includes, without limitation, any taxable period in which the indemnified party would have been able to use a loss or credit if such loss or credit had not been used (or was prevented from being generated) as a result of the inclusion of all or any portion of an indemnification payment in the indemnified party's income.

               (iv) The purpose of this Section 14(d) is to make the indemnified party whole on an actual after-tax basis, and this Section is to be construed accordingly (including making such adjustments as may be necessary to take into account changes resulting from amended Tax Returns, Tax audits and similar proceedings). The parties shall at all times cooperate with each other in good faith to determine the amounts of any payments required under this Section 14(d). The indemnifying party may at any time request copies of the Tax Returns (and underlying work papers) for any Tax Period which is relevant to the determination of adjustments to indemnification payments under this Section 14(d) or other payments made pursuant to this Section 14(d). If an indemnified party fails or refuses to give any notice or take any other action required hereunder with respect to the determination of any decrease to an indemnification payment or any payment required to be made hereunder by the indemnified party to the indemnifying party, such failure or refusal shall not adversely affect the indemnifying party's rights hereunder, and appropriate action may be brought by the indemnifying party to determine and/or enforce its rights hereunder.

               (v) The parties agree and acknowledge that the provisions of Sections 5.04(e), 5.05(c) and 5.05(d), and not the provisions of this Section 14, shall apply with respect to Tax adjustments related to Tax liability payments and Tax Benefit payments made pursuant to Section 5, it being intended that the provisions of this Section 14 are to apply with respect to Losses incurred by a member of one Group as a result of a breach described in this
Section 14 by a member of the other Group.

     Section 15. Disputes; Governing Law; Consent to Jurisdiction; Attorneys' Fees.

          (a) Referral to Accounting Firm. If the parties cannot agree on the application of this Agreement to any matter in dispute (a "Dispute"), then, subject to the rights of the parties to seek a judicial resolution or remedy, the Dispute shall be referred for resolution to Ernst & Young LLP or, if Ernst & Young LLP is not then engaged by each Company as its certified public accounting firm for purposes of auditing its financial statements, such other "Big Five" accounting firm as the Tax Contest Committee shall select by lot (the "Accounting Firm"). The Accounting Firm shall furnish written notice (the "Accounting Firm Notice") to the parties of its resolution of any such Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution, with such notice to set forth in writing the grounds and reasoning underlying the Accounting Firm's decision. Each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the New Fluor Group and the Parent Group. Notwithstanding any decision of the Accounting Firm, each party shall retain its rights to seek a judicial resolution of (and/or any available judicial remedies with respect to) any Dispute or any other matter under this Agreement, it being understood that any party may seek such judicial resolution or remedies at any time, whether before or after submission of a Dispute to the Accounting Firm. If any such judicial action with respect to a Dispute is commenced prior to the submission of the matter for resolution by the Accounting Firm, or if submitted, prior to the Accounting Firm rendering its decision, the Dispute shall not be submitted to the Accounting Firm or the Accounting Firm shall cease activity on the Dispute without rendering a decision (whichever may be applicable). All offers, promises, conduct and statements, whether oral or written, made in the course of any submission of the Dispute to the Accounting Firm by either party or the Accounting Firm or their respective agents, members, managers, directors, officers, employees, experts or attorneys, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any judicial proceedings related to the Dispute, provided, however, that otherwise admissible or discoverable evidence will not be rendered inadmissible or non-discoverable as a result of its use in any such submission to the Accounting Firm.

          (b) Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the Laws of the State of New York without reference to choice of Law principles.

          (c) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably submits to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such United States Federal or New York State court. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if for jurisdictional reasons such suit, action or other proceeding may not be brought in such court, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth in Section 18.01 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               (iv) Attorneys' Fees. In the event any party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section, the "prevailing party" shall be the party who is entitled to recover its costs; a party not entitled to recover its costs shall not recover attorneys' fees. As used herein the term "attorneys' fees" shall not include the cost of "in-house" attorneys of any party.

     Section 16.  Intentionally Omitted.

     Section 17. Expenses. Except as otherwise provided herein, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement, provided, however, that (i) Parent shall bear all expenses reasonably incurred by New Fluor or its Affiliates with respect to the portion of any Tax Contest that is directly and exclusively related to any Parent Adjustment and (ii) New Fluor shall bear all expenses reasonably incurred by Parent or its Affiliates with respect to the portion of any Tax Contest that is directly and exclusively related to any New Fluor Adjustment. For purposes of this Agreement, expenses shall include out-of-pocket expenses, but shall not include employee and other "in-house" resource costs.

     Section 18.  General Provisions.

     18.01 Addresses and Notices. Any notice, demand, request or report (collectively, a "Notice") required or permitted to be given or made to any party under this Agreement to another party shall be in writing and shall be deemed given or made (i) on the date of delivery, if delivered in person to a party at such party's address as specified hereunder by Federal Express, United Parcel Service or other nationally recognized courier service; or (ii) two days following the date on which the Notice is sent, if sent by first class mail return receipt requested, postage prepaid and properly addressed to the party's address as specified hereunder; or (iii) upon receipt of confirmation of transmission if transmitted by facsimile to the facsimile number specified hereunder, in each case to the relevant party's address and to the attention of the General Counsel and the Chief Financial Officer (one copy to each) as follows:

     If to Parent or          Massey Energy Company
     A.T. Massey:             4 North 4/th/ Street
                              Richmond, VA 23219

                              Att'n: General Counsel
                              Facsimile: (804) 788-1804

                              Att'n:  Chief Financial Officer
                              Facsimile (804) 788-1853


     If to New Fluor:         Fluor Corporation
                              One Enterprise Drive
                              Aliso Viejo, CA 92656-2606

                              Att'n: General Counsel
                              Facsimile: (949) 349-5454

                              Att'n:  Chief Financial Officer
                              Facsimile: (949) 349-5525

A party may change the address and/or facsimile number for receiving Notices under this Agreement by providing written notice of the change of address to the other party.


     18.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign all or any part of its rights or interests under this Agreement or delegate all or any part of its duties under this Agreement without the express prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto, their Affiliates and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     18.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute a waiver of any such obligation, right, or remedy or of any other obligations, rights, or remedies under this Agreement.

     18.04. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     18.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     18.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

     18.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

     18.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. A party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, a party making a payment hereunder to or for the benefit of another party shall be subrogated to all rights of the other party for recovery from any third party.

     18.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

     18.10 Amendments. This Agreement may be amended, modified or supplemented only by a written agreement signed by the parties hereto.


                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

                              FLUOR CORPORATION
                              a Delaware corporation incorporated in 1978
                              (to be named "Massey Energy Company"
                              following the Distribution)


                              By:    /s/ L. N. Fisher
                                     -----------------------------------------
                              Name:  L. N. Fisher
                              Title: Senior Vice President-Law
                                     and Secretary



                              FLUOR CORPORATION
                              a Delaware corporation incorporated in 2000


                              By:    /s/ S. F. Hull
                                     -----------------------------------------
                              Name:  S. F. Hull
                              Title: Vice President and Treasurer


                              A.T. MASSEY COAL COMPANY, INC.


                              By:    /s/ Jeffrey M. Jarosinski
                                     -----------------------------------------
                              Name:  Jeffrey M. Jarosinski
                              Title: Vice President and Chief Financial Officer